Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT

IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER

IDENTIFIED BY THE MARK “[***]”.

E.U. DEVELOPMENT AND LICENSE AGREEMENT

by and between

PFENEX INC.

and

ALVOGEN MALTA (Out-licensing) LTD.

February 25, 2019

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

i

Table of Contents

(continued)

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ii

Table of Contents

(continued)

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

iii

E.U. DEVELOPMENT AND LICENSE AGREEMENT

This E.U. Development and License Agreement (this “Agreement”) is entered into as of February 25, 2019 (the “Effective Date”) by and between Pfenex Inc., a Delaware corporation (“Pfenex” or a “Party”), and Alvogen Malta (Out-licensing) Ltd., a Maltese corporation (“Alvogen” or a “Party”, and together with Pfenex, the “Parties”).

BACKGROUND

A. Pfenex is a clinical stage biotechnology company engaged in the development of difficult to manufacture and high-value proteins, focusing on biosimilar therapeutics, including Product (as defined below);

B. Alvogen has expertise in the development, manufacture, and Commercialization of pharmaceutical products for human use in the Territory (as defined below);

C. Alvogen wishes to obtain from Pfenex, and Pfenex wishes to grant to Alvogen, an exclusive right to develop, manufacture, and Commercialize Product in the Territory, subject to the terms and conditions set forth herein; and

D. Pfenex and Alvogen Malta Operations Ltd. (an affiliate of Alvogen) entered into that certain Development and License Agreement for the development and commercialization of the Product in the United States dated June 11, 2018 (the “U.S. D&L Agreement”), all on the terms and conditions set forth herein. This Agreement and the U.S. D&L Agreement are independent.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pfenex and Alvogen agree as follows:

ARTICLE I

DEFINITIONS / INTERPRETATION

Section 1.1 Defined Terms. The following words and phrases, when used herein with initial capital letters, have the meanings set forth or referenced below:

“Accounting Standards” means, with respect to a Person, then current generally accepted accounting principles consistently applied by such Person across its operations, including United States GAAP and International Financial Reporting Standards.

“Acquiring Entity” means a Third Party (including the parent company of such Third Party, as applicable) that merges or consolidates with or acquires Pfenex, or to which Pfenex transfers all or substantially all its assets to which this Agreement pertains (any such merger, consolidation or acquisition, the “Acquisition Transaction”).

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Action” means any proceeding, action, claim (formal or informal, including by way of a letter), arbitration, administrative or regulatory action or other type of legal action, whether taken as a plaintiff or an initiating party (including through a request for declaratory judgment) or by way of counter-claim or defense.

“Adverse Drug Responses” shall be defined in more detail in any PV Agreement to include any “Adverse Drug Experience” as defined in the then-current 21 C.F.R. Section 314.80 and “Adverse Drug Responses” as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use), and any applicable equivalents.

“Affiliate” means any Person controlled by, controlling or under common control with another Person; provided, however, that (i) any direct or indirect stockholder of a Party that is a financial sponsor, professional investor, or investment fund (of whatever nature) and (ii) any portfolio companies or investments that is held, controlled or managed by any Person described in clause (i) shall, in each of cases (i) and (ii), be deemed to not be an Affiliate of such Party for purposes of this Agreement. For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock in Person, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alvogen’s Knowledge” means the actual knowledge, after reasonable inquiry, of the President, Chief Financial Officer, Vice President of Legal Affairs, and Vice President of Business Development, in each case of Alvogen Inc., a Delaware corporation.

“Annual Period” means (a) for calendar year 2019, the period commencing on the Effective Date and ending on December 31, 2019 (or the date this Agreement is terminated if such termination occurs prior to December 31, 2019), (b) for each successive calendar year during the Term (other than the calendar year in which the Term expires or this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year (other than 2019) in which the Term expires or this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the termination of this Agreement.

“Applicable Law” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority (including the EMA and FDA), the terms of any MAA Approval or Regulatory Approval, and any other ruling or decision of, agreement with or by, or requirement of any Governmental Authority.

“Assignee” means any Person (other than Pfenex and Alvogen) that is assigned or transferred, or succeeds to, any rights under this Agreement.

“Average Sale Price” means, with respect to a particular country and particular period, the weighted average sale price of Product, Bundled Product or other product or service included in a Bundled Product, as applicable, as determined by dividing (a) the Net Sales on commercial

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

sales of such Product or Bundled Product or net sales of other product or service included in a Bundled Product in arms-length transactions in the applicable country during the applicable period, by (b) the units of such Product, Bundled Product or other products or services included in a Bundled Product commercially sold in arms-length transactions in such country during such period.

“Bundled Product” means Product sold together with any other product(s) or service(s) at a single unit price, whether packaged together or separately, and which other product(s) or service(s) have material independent value from Product itself.

“Business” means (a) the research and development of and specific to Product in respective jurisdictions in which such activities are being conducted as of the Effective Date and (b) the manufacture and Commercialization of and specific to Product in the Territory, in each case, (a) and (b), by or on behalf of Pfenex, Alvogen and their respective Affiliates and subcontractors, either individually or jointly.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which banks in the United States are authorized by Applicable Law to be closed.

“cGxP” means then-current good manufacturing, clinical or laboratory practices and quality system regulations, as applicable, promulgated by the FDA and/or EMA, as applicable.

“Code” means the United States Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder.

“COGs” means, with respect to Product, actual costs and expenses incurred or accounted for by Alvogen or its Affiliates allocable to the sourcing and manufacture of Product (and the components thereof including the Drug Substance); provided, however with respect to Product (and the components thereof including the Drug Substance) acquired by Alvogen or its Affiliates from a Third Party, the COGs for such Product (and the components thereof including the Drug Substance) shall be deemed to be the amount actually paid therefor to such Third Party or incurred by Alvogen or its Affiliates for such Product (and the components thereof including the Drug Substance), including the transfer price payable by Alvogen or its Affiliate to a Third Party Supplier, and all out-of-pocket costs incurred by Alvogen (or its Affiliate) for handling, intake testing, and holding and storing of Product, including any special packaging expenses, Taxes, inspection fees and other similar out-of-pocket charges applicable to the shipping and transport of Product purchased by Alvogen or its Affiliate, in all cases for or allocable to Product in accordance with Accounting Standards.

“Commercialization” means, with respect to a product, any and all processes and activities conducted to establish and maintain sales for such product, including obtaining and maintaining MAA Approval, Regulatory Approvals, pricing, reimbursement, coding and patient access, offering for sale, detailing, selling (including launching), marketing (including pre-launch and launch, as well as advertising activities), promoting, storing, transporting, distributing, and importing such product. For clarity, Commercialization includes activities traditionally conducted by sales representatives (including field sales, institutional sales, pharmacy/trade sales and managed care sales representatives) and other individuals having similar functions.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Commercialize,” “Commercialized” and “Commercializing” shall have their correlative meanings.

“Competing Product” means, on a country-by-country basis in the Territory, (a) the Reference Product, (b) a therapeutic product other than the Product that contains the active pharmaceutical ingredient of the Reference Product (including the Drug Substance or a modified or derivative version thereof) as its sole active pharmaceutical ingredient or (c) any revised formulation, strength, presentation or delivery method of any product described in (a) or (b), where the Regulatory Materials with respect thereto would be required to reference the Reference Product, in each case, (a), (b) and (c), to the extent such product is labeled for use for the same indication and has the same posology as the Reference Product as of the Effective Date.

“Control” means, with respect to particular Know-How or a particular Patent, possession of the power and authority by the Party granting the applicable right, license or sublicense to the other Party as provided herein, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, or to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any agreement or other arrangement with, or the rights of, any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Pfenex: (a) any Know-How or Patent owned by or licensed to any Acquiring Entity (other than from Pfenex or its Affiliates) immediately prior to the effective date of the Acquisition Transaction, and (b) any Know-How or Patent that any Acquiring Entity subsequently develops, which is not based upon and without accessing or practicing any Know-How or Patent owned by or licensed to Pfenex immediately prior to the effective date of the Acquisition Transaction. “Controls” and “Controlled” have their correlative meanings.

“Debarred Entity” means a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) or any applicable non-U.S. equivalent.

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) or any applicable non-U.S. equivalent.

“Diligent Efforts” means, with respect to the activities to be conducted by a Party with respect to any objective, the reasonable, diligent, good faith efforts and resources (financial and otherwise) to accomplish such objective as similarly situated Third Parties would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the development and commercialization of Product, such efforts shall be consistent with those efforts and resources similarly situated Third Parties commonly expend for their own products at a similar stage of development or commercialization and with similar commercial and market potential. Without limiting the foregoing, such efforts shall include: (a) assigning responsibilities for activities for which such Party is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities in a timely manner, (b) setting and seeking to reasonably achieve meaningful objectives for carrying out such activities, and (c) making and implementing reasonable decisions and allocating resources reasonably necessary or appropriate to advance progress with respect to and complete such

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

objectives in an expeditious manner, in each case, consistent with the efforts and resources normally used by similarly situated Third Parties in the performance of such activity for their own products, in each case owned by such Party or to which such Party has exclusive rights, at a similar stage of development or commercialization and with similar commercial and market potential as Product, taking into account all relevant factors, including patent coverage, safety and efficacy, product profile, competitiveness of the marketplace and other products, proprietary position and profitability (including pricing and reimbursement).

“Dow Technology Assignment Agreement” means that certain Technology Assignment Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc., The Dow Chemical Company and Pfenex.

“Dow Technology Licensing Agreement” means that certain Technology Licensing Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc., The Dow Chemical Company and Pfenex.

“Drug Substance” means that certain peptide as described in more detail in the Product Memo.

“EMA” means the European Medicines Agency, or any successor entity thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means the first commercial sale of Product to a Third Party by or under authority of Alvogen or any of its Affiliates or Sublicensee(s) in the Territory after Regulatory Approval for Product.

“Freight Charges” means out-of-pocket freight, shipping and insurance costs, as well as any special packaging expenses, Taxes, inspection fees and other out-of-pocket charges incurred by Alvogen (or its Affiliate), to the extent attributable to the shipping and transport of Product from the Third Party Supplier to Alvogen (or its Affiliate) in accordance with Accounting Standards.

“Governmental Authority” means any supranational, national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

governmental authority or instrumentality, including the FDA and EMA, in each case having jurisdiction in any country or other jurisdiction.

“Gross Profit” means, with respect to a particular Quarterly Period, the amount equal to (a) Net Sales and (b) all consideration received by Alvogen or its Affiliates from Sublicensees in connection with the Commercialization of Product other than Sublicense Consideration, each (a) and (b) during such Quarterly Period less (i) the COGs for Product (A) invoiced by Alvogen or its Affiliates for such Net Sales for such Quarterly Period or (B) transferred to a Sublicensee during such Quarterly Period, and (ii) Freight Charges for such Quarterly Period; provided, however, that in the event that Gross Profit is negative during any Quarterly Period, such negative amount will be carried forward to future Quarterly Periods for the purpose of calculating Gross Profit. Any negative amounts will be carried forward until such negative amounts are completely offset by Gross Profit from future Quarterly Periods.

“Indemnified Taxes” means Taxes imposed as a result of any assignment or other transfer of any kind of any rights under this Agreement by any Party to any Assignee (including by merger, liquidation or reorganization) on the other Party (the “Non-Assigning Party”), or on any payment by the Assignee under this Agreement to the Non-Assigning Party, other than Taxes imposed on or with respect to the Non-Assigning Party or required to be withheld or deducted from a payment to the Non-Assigning Party that are (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Non-Assigning Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Taxes (or any political subdivision thereof), or (ii) that are imposed as a result of a present or former connection between the Non-Assigning Party and the jurisdiction imposing such Tax (other than connections arising from the Non-Assigning Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (b) attributable to the Non-Assigning Party’s failure to comply with Section 8.5(a), and (c) any withholding Taxes imposed under FATCA. The term Indemnified Taxes includes penalties, fines and other additional statutory charges incidental or related to the imposition thereof, only to the extent not caused by the acts or omissions of the Non-Assigning Party.

“Intellectual Property” means any and all intellectual property or intangible rights anywhere in the world, including (a) Patents, (b) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith, (c) trade secrets, and (d) Know-How, but excluding Trademarks.

“Know-How” means technical information and materials, in any tangible or intangible form whatsoever, including technology, reports, databases, data, results, analytical models, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, techniques, specifications, formulations, formulae, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures and patent and other legal information or descriptions; provided, however, that Know-How shall exclude any Patents.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Lien” means any liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

“MAA” means an application submitted to EMA for a biological medicinal product (as defined in Section 3.2.1.1, part I, Annex I to Directive 2001/83/EC, as amended).

“MAA Approval” means, with respect to a pharmaceutical product in the Territory, approval by the EMA of the initial MAA therefor.

“Major EU Country” means each of the [***],[***],[***] and [***].

“Manufacturing Cost” means, with respect to a particular Quarterly Period, means the quotient of (a) the COGs for all Product sold during such Quarterly Period, divided by (b) the total number of units of Product sold during such Quarterly Period.

“Net Sales” means, for a specified period, the gross revenue recognized by Alvogen or its Affiliates (any, a “Selling Person”) for the commercial sale of Product by a Selling Person to Third Parties, less the following deductions to the extent charged as part of the invoiced price, separately stated on the invoice, calculated as a function of the invoice price or otherwise taken, paid, accrued, allowed, included or allocated (without duplication, and to the extent not reimbursed by a Third Party):

(a) credits, allowances and returns for the account of Third Parties for spoiled, damaged, outdated, rejected, recalled or returned units of Product;

(b) cash, quantity and trade discounts, rebates, and wholesaler or group purchasing organization chargebacks to Third Parties to the extent actually allowed and taken directly by the Third Parties with respect to sales of Product;

(c) sales, use, value-added and other direct or indirect Taxes to the extent billed to and paid by Third Parties;

(d) transportation costs (including without limitation freight, postage and shipping costs), insurance costs, surcharges, other governmental charges (including without limitation duties, tariffs and mandated contributions) and other handling expenses incurred in connection with the transportation, exportation or importation of units of Product;

(e) management fees paid to group purchasing organizations, wholesaler fees or similar compensation to commercialization service providers, specialty pharmacies, and home delivery services, in each case with respect to Product and actually paid or payable;

(f) rebate programs mandated by Governmental Authorities in the Territory, including supplemental rebates; and

(g) any failure-to-supply penalties that Alvogen or any of its Affiliates may incur from any Third Party customer, but only to the extent such penalties are the not the result of any actions or omissions taken by Alvogen or its Affiliates;

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

in each case (a) – (g), as determined from books and records of the Selling Person maintained in accordance with Accounting Standards.

Notwithstanding the foregoing, sales among Selling Persons shall not be included in the computation of Net Sales hereunder (except where such Selling Person is an end user).

For clarity, any Product that is provided for use as promotional samples or in connection with a compassionate use program shall be excluded from the calculation of Net Sales, is not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

In the case of any sale or transfer of a Product to a non-Affiliate other than in a transaction exclusively for cash, the Net Sales amount per unit shall be deemed to be the Average Sale Price for the calendar quarter in which such sale or transfer took place.

With respect to a Bundled Product, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of Product included in such Bundled Product shall be determined as follows:

(i) multiply the Net Sales of such Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of Product included in such Bundled Product when sold separately and “B” is the total of the Average Sale Price(s) of each of the other product(s) and/or service(s) included in such Bundled Product when sold separately; or

(ii) if the Average Sale Price of Product included in such Bundled Product can be determined but the Average Sale Price of the other product(s) and/or service(s) included in such Bundled Product cannot be determined, then multiply the Net Sales of such Bundled Product by the fraction A/C where “A” is the Average Sale Price of the Product when sold separately and “C” is the Average Sale Price of the Bundled Product.

“Patent” means (a) any issued patent, including any inventor’s certificate, substitution, extension, confirmation, reissue, reexamination, renewal or any like governmental grant for protection of inventions, and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional application.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity of any kind.

“Pfenex Expression Technology” means Pfenex’s proprietary Pseudomonas fluorescens expression platform technology used in the development and production of strains to produce biologic and other pharmaceutical products (including the Product) through the optimization of a nucleic acid sequence, together with all Intellectual Property related thereto, including all other Intellectual Property (including Patents and Know-How) transferred or licensed to Pfenex under the Dow Technology Assignment Agreement or the Dow Technology Licensing Agreement.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Pfenex Know-How” means Know-How Controlled by Pfenex or its Affiliates at any time during the Term that is necessary or used for the operation of the Business in the Territory.

“Pfenex Patents” means Patents in the Territory Controlled by Pfenex or its Affiliates at any time during the Term (a) claiming the composition of the Drug Substance (and Product), (b) claiming methods of use, administration or formulation of the Drug Substance (and Product), or (c) claiming the manufacture of the Drug Substance. A list of current Pfenex Patents is set forth in the Product Memo.

“Pfenex Technology” means, collectively, the Pfenex Know-How, the Pfenex Patents and the Product Inventions, but excluding the Pfenex Expression Technology.

“Pfenex’s Knowledge” means the actual knowledge, after reasonable inquiry, of Pfenex’s Chief Executive Officer, Chief Financial Officer, Chief Business Officer, and Pfenex’s Senior Director of Upstream Processing and Intellectual Property.

“Prior LOI” means that certain Letter of Intent between the Alvogen and Pfenex dated July 20, 2018.

“Product” means, on a country-by-country basis in the Territory (a) pharmaceutical product consisting of the Drug Substance as the sole active pharmaceutical ingredient as further described in the Product Memo and (b) when referring to a manufactured product, such product on final packaged form and meeting the specifications therefor, in each case, (a) and (b), to the extent such product is labeled for use for the same indication as the Reference Product as of the Effective Date.

“Product Documentation” means all marketing and promotional literature, packaging inserts (including patient information leaflets) and customer documentation applicable to Product.

“Product Memo” means that certain memorandum exchanged between the Parties on the Effective Date and referencing this Agreement.

“Product Trademark” means the Trademark as designated by Alvogen or its Sublicensee.

“Prosecution and Maintenance” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences and inter partes actions, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” has its correlative meaning.

“Quarterly Period” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31.

“Reference Product” means Forteo® (teriparatide), as branded and approved in the Territory.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Agency with respect to Product (including the manufacture, handling, storage, import, transport, distribution, marketing, promotion, advertising or sale thereof).

“Regulatory Agency” mean any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the Territory, as applicable, including the EMA in each case that is responsible for Registrations necessary for, or otherwise governs, the manufacture, handling, storage, import, transport, distribution or sale of Product.

“Regulatory Approval” means, with respect to Product in a given country in the Territory, all necessary Registrations from the applicable Regulatory Agency in such country to distribute, market, promote, sell and place on the market Product in such country, including pricing approvals which includes, for the sake of clarity, MAA Approval.

“Regulatory Commitment Activities” means any study or trial of Product that is required by the EMA or other Regulatory Agency in the Territory to be conducted after MAA Approval, or that Alvogen (or its designee) agrees at the written request of EMA or other Regulatory Agency in the Territory will be conducted following such approval.

“Regulatory Documentation” means the New Drug Application used to apply for the NDA Approval with respect to Product filed by or under authority of Pfenex with the FDA, including all Know-How (including data and information) incorporated therein.

“Regulatory Materials” means, with respect to a Product, regulatory applications (including MAAs), submissions, notices, notifications, communications, correspondence, Registrations or other filings (including requests for Therapeutic Equivalence designation) made to, received from or otherwise conducted with any Regulatory Agency (including minutes of meetings with any Regulatory Agency) that are necessary for or otherwise relate to the development, manufacture or Commercialization of such Product prepared based on or incorporating Know-How from the Regulatory Documentation.

“Safety Reasons” means it is a Party’s reasonable belief that there is an unacceptable risk for harm in humans based upon (a) preclinical safety data, including data from animal toxicology studies, or (b) the observation of serious adverse effects in humans after Product has been administered to humans, such as during a clinical study or after the First Commercial Sale, in each of clauses (a) and (b), which would materially impact the safety or efficacy and the commercial feasibility of Product.

“Sublicensee” means a Third Party approved in writing in advance by Pfenex, including the entity set forth in the Product Memo, to whom Alvogen grants a sublicense under the Product License under Section 2.1 to Commercialize Product.

“Sublicensing Agreement” means an agreement consistent with the terms and conditions of this Agreement and executed by Alvogen and its Sublicensee pursuant to which Alvogen grants to Sublicensee ay rights to the Product with respect any or all of Territory.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Tax” or “Taxes” means any and all taxes, including value added taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax, including the United States Internal Revenue Service.

“Territory” means Switzerland and the countries of the European Union (including United Kingdom in case of BREXIT finalization), as it is constituted as of the Effective Date, including in all cases each Major EU Country (collectively, the “European Union” or “EU”).

“Third Party” means any Person other than a Party and such Party’s Affiliates.

“Trademark” means, any trademark, service mark, trade dress, trade name, assumed name and entity name, together with the goodwill associated with and symbolized by such trademark, service mark, trade dress, trade name and entity name, in each case whether or not registered.

Section 1.2 Additional Definitions. Each of the following terms has the meaning defined in the corresponding Section or part of the Agreement indicated below:

Defined Term	Section	Defined Term	Section
ADR	Exhibit 12.5	Low Profit Notice	Section 4.4(c)

Agents	Section 8.2	Neutral	Exhibit 12.5

Agreement	Preamble	Other Party	Section 3.3(a)

Alvogen	Preamble	Parties	Preamble

Alvogen Indemnitees	Section 11.1	Party	Preamble

Article III Activities	Section 3.3(a)	Pfenex	Preamble

Assisting Party	Section 3.4(e)	Pfenex Indemnitees	Section 11.2

Bankruptcy Code	Section 12.15	Pfenex Profit Share	Section 4.4

Commercial Territory	Section 5.8(a)	Product Financial Records	Section 4.7

Commitment Activities	Section 3.2(e)	Product Inventions	Section 6.2

Common Interest Agreement	Section 6.9	Product License	Section 2.1

Confidential Information	Section 8.1	Product Records	Section 3.3(d)

Confidentiality Exceptions	Section 8.1	PTO	Section 6.3(a)

Cooperating Party	Section 6.5(d)	PV Agreement	Section 3.3(e)

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Defined Term	Section	Defined Term	Section
Dispute	Section 12.4	Regulatory Commitment Costs	Section 3.2(h)

Effective Date	Preamble	Responsible Party	Section 3.3(a)

Enforcement Action	Section 6.5(b)	Reviewing Party	Section 3.4(a)

Enforcing Party	Section 6.5(d)	Royalty	Section 4.4(d)

E.U. BE Study	Section 3.2(b)	SEC	Section 8.7

Executive Steering Committee	Section 7.1	Solicitation Action	Section 8.6

Filing Party	Section 3.4(a)	Soliciting Party	Section 8.6

Force Majeure	Section 12.1	Subcontractor	Section 3.3(c)

Indemnification Notice	Section 11.3(a)	Subsequent Term	Section 10.1

Indemnification Objection	Section 11.3(b)	Target Price	Section 4.4(c)

Indemnified Party	Section 11.3(a)	Taxed Party	Section 8.5(c)

Indemnify	Section 11.1	Term	Section 10.1

Indemnifying Party	Section 11.3(a)	Territory Medical Affairs Strategy	Section 3.2(f)

Infringement Notice	Section 6.5(a)	Third Party Action	Section 6.4(a)

Infringing Activity	Section 6.5(a)	Third Party Claim	Section 11.1

Initial Term	Section 10.1	Transfer Effective Date	Section 3.2(a)

IP Strategy	Section 7.1	Transfer Taxes	Section 8.5(d)

Losses	Section 11.1	Working Committee	Section 7.1

Section 1.3 Interpretation. Interpretation of this Agreement is governed by the following rules of construction, unless the context clearly requires otherwise: (a) words in the singular include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph and exhibit are references to the Articles, Sections, Paragraphs and Exhibits to this Agreement; (c) references to “$” and “Dollars” mean United States dollars; (d) the words “including,” “includes,” and words of similar meaning are interpreted as incorporating the phrase “without limitation,” or “but not limited to”; (e) the word “or” have the meaning associated with the phrase “and/or” and not be exclusive; (f) provisions apply, when appropriate, to successive events and transactions; (g) a reference to any Person includes such Person’s successors and permitted assigns; (h) this Agreement is construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the word “day” means a calendar day unless otherwise specified; (j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (k) each accounting term not

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

otherwise defined in this Agreement has the meaning assigned to it consistent with the requirements of Accounting Standards; (l) the words “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement (including the Exhibits); (m) provisions that require that a Party, the Parties or the Executive Steering Committee “agree,” “consent” or “approve” or the like require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (n) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (o) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder. All Exhibits referred to herein are hereby incorporated by reference. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any Section of this Agreement. When calculating any cost, expense or other amount hereunder no specific charge or element thereof shall be accounted for more than once.

ARTICLE II

GRANT OF LICENSE

Section 2.1 Product License. Subject to the terms and conditions of this Agreement, including Article 10, Pfenex hereby grants to Alvogen (a) an exclusive license under the Pfenex Technology to Commercialize Product in the Territory during the Term, and (b) a non-exclusive license under the Pfenex Technology (i) to manufacture or have manufactured the Product (and components thereof including the Drug Substance) inside or outside the Territory during the Term solely for purposes of Commercialization of Product inside the Territory, (ii) to conduct any development activities assigned to Alvogen under the Development Plan inside or outside the Territory, but solely for the purpose of Commercialization in the Territory with respect to Product during the Term, (iii) to use the Regulatory Documentation to develop Regulatory Materials and subsequently use such Regulatory Materials to: (A) obtain, maintain and use the Regulatory Approvals in the Territory and (B) use, promote, distribute market and sell the Product in the Territory, and (iv) as reasonably necessary to comply with Applicable Law (collectively, the “Product License”). The Product License shall be transferable solely in accordance with Section 12.7 and sublicensable solely in accordance with Section 2.2.

Section 2.2 Sublicenses.

(a) The Product License includes the right to sublicense within the scope thereof; provided, however, that Alvogen shall not sublicense to a Third Party its license under the Pfenex Technology to Commercialize, or have manufactured, Product in the Territory except (i) to a Third Party Supplier, or (ii) to a Sublicensee. For clarity, it is understood and agreed that, Alvogen may use Sublicensees and their Affiliates in the Territory, provided that (A) Alvogen remains responsible to ensure that the activities of any such Sublicensees and their Affiliates are consistent with the terms of this Agreement, and (B) Alvogen (or its Affiliate) books sales of Product in the Territory in accordance with Alvogen’s ordinary course of business.

(b) Alvogen shall obtain Pfenex’s written approval prior to the grant of any sublicense which consent shall not be withheld and/or delayed. For the sake of clarity, Pfenex shall

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

respond to Alvogen within 10 days of a written request by Alvogen referencing this Section 2.2 and identifying the proposed Sublicensee, the scope of the proposed sublicense and the terms thereof whether Pfenex approves of the grant of such sublicense. If Pfenex does not respond within such period, it will be considered that Pfenex gave its consent to such sublicense.

(c) Alvogen shall be responsible for the failure by its Sublicensees and/or its Affiliates to comply with all relevant restrictions, limitations and obligations in this Agreement.

(d) Alvogen shall be entitled to transfer the Regulatory Approval, including for the sake of clarity MAA Approval, to its Sublicensee, subject to the provisions of this Agreement, including Section 10.4.

Section 2.3 No Implied Licenses; Retained Rights. Each Party acknowledges that the rights and licenses granted under this Article II and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by either Party to the other Party, including to any Trademarks owned or in-licensed by Pfenex. Without limiting the obligations hereunder (including the exclusivity set forth in Section 2.4), all rights with respect to Know-How, Patents or other Intellectual Property that are not specifically granted herein are reserved to the owner thereof, and specifically, Pfenex retains all rights under the Pfenex Technology to (a) Commercialize, Product outside the Territory, (b) conduct development activities with respect to Product (and components thereof including the Drug Substance) worldwide, solely to support development and Commercialization of Product outside the Territory and (c) engage and authorize Third Parties to conduct the activities described in clauses (a) and (b). Alvogen agrees that it will not, and it will ensure that its Affiliates will not, and it will not grant any Sublicensee the right to, use or otherwise exploit the Pfenex Technology, except as expressly licensed and permitted in this Agreement.

Section 2.4 Non-Competition. Neither Party nor their respective Affiliates nor their Sublicensees shall, directly or indirectly, itself, through an Affiliate or otherwise, (a) research, develop, seek or obtain MAA Approval or any other Regulatory Approval in the Territory for (or take any actions directed thereto), manufacture, market, import, offer for sale, sell or otherwise Commercialize (including through a distributor or other Third Party) any Competing Product in the Territory during the first five (5) years of the Term or (b) authorize or assist (including by investing in or otherwise providing funding to) any Third Party to do any of the foregoing. Without limiting the foregoing, Alvogen shall notify Pfenex at least one (1) year prior to its, its Affiliates’ or its Sublicensees’ filing of an MAA with respect to any Competing Product in the Territory.

ARTICLE III

DEVELOPMENT / REGULATORY ACTIVITIES

Section 3.1 Pfenex Responsibilities. Pfenex (itself or, subject to Section 3.3, through its Affiliates or Third Parties) shall use Diligent Efforts to (a) provide Product necessary for the conduct of the E.U. BE Study, and (b) conduct any analytical testing activities requirement to support the initial MAA filing for the Product (to be filed through a centralized process as defined in Section 3.2.1.1, part I, Annex I to Directive 2001/83/EC, as amended) for the Territory, as set forth in the development plan and associated timelines attached hereto as Exhibit 3.1 (as may be

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

updated by the Executive Steering Committee, the “Development Plan”) and such activities shall be conducted in accordance with applicable cGxP and Applicable Law with the goal of supporting the preparation and filing of an MAA for the Product and obtaining MAA Approval for the Product. Promptly after the filing of the Regulatory Documentation with the FDA, but in any case within thirty (30) days of such filing, Pfenex shall deliver to Alvogen a copy of such Regulatory Documentation, provided that Alvogen and any Sublicensee may only use such Regulatory Documentation and the Know-How incorporated therein pursuant to the Product License, including the right to use such Regulatory Documentation for compiling Regulatory Materials.

Section 3.2 Alvogen Responsibilities. Alvogen (itself or, subject to Section 3.3, through its Affiliates or Third Parties) shall use Diligent Efforts to:

(a) Procure and provide to Pfenex Reference Product from the E.U. and U.S. necessary to support Pfenex’s analytical testing activities to be conducted in accordance with the Development Plan, provided that Alvogen shall provide a [***] sourced from each of the E.U. and U.S. as provided in the Development Plan. The Parties shall share any expenses for such analytical testing activities (as outlined in the Development Plan, including the costs for the RLD and the Product that will be used for the analytical studies and the cost of the 3-way analytical studies) [***];

(b) Design and conduct a bioequivalence study as described in the Development Plan (the “E.U. BE Study”) and will be responsible for all costs of such E.U. BE Study; provided that (i) Pfenex shall [***] it incurs in accordance with the Development Plan for such conduct of the E.U. BE Study, [***] and (ii) any changes to the Development Plan are approved by Pfenex in writing in advance;

(c) prepare, file with the EMA and defend the MAA for Product and obtain MAA Approval for Product and Regulatory Approval for each Major EU Country;

(d) Upon receipt of each MAA Approval and Regulatory Approval for Product in the Territory, Alvogen shall notify Pfenex thereof;

(e) be responsible for and conduct (itself or, subject to Section 3.3(c), through its Affiliates or Third Parties) (A) all Regulatory Commitment Activities and post-marketing surveillance studies and data collection and analysis with respect to Product in the Territory; (B) all pharmacovigilance activities with respect to Product in the Territory (subject to the PV Agreement); and (C) all medical investigations and evaluations and the reporting of Adverse Drug Responses related to Product in the Territory, in each case (clauses (A) – (C)) as required by EMA or the Regulatory Agency in the Territory or otherwise under Applicable Law;

(f) have the exclusive right to control, and shall use Diligent Efforts to conduct, a comprehensive strategy of all medical affairs matters relating to Product in the Territory (the “Territory Medical Affairs Strategy”), including with respect to (i) the preparation of any publication based on data and other information relating to any trial or study with respect to Product in the Territory, or (ii) the planning and implementation of congress participations, medical education programs and key opinion leader or advisory board meetings with respect to Product in the Territory;

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(g) use Diligent Efforts to take such other actions reasonably necessary to maintain the Regulatory Approvals throughout the Territory; and

(h) at Pfenex’s request, (i) file and maintain with the applicable Regulatory Agency(ies) a backup MAA for the Product to support a Regulatory Approval for the Product throughout the Territory and obtain back up MAA Approvals thereon (a “Backup MAA Approval”) as provided in this Agreement and (ii) cause its Sublicensee to provide full support to obtain and maintain the Backup MAA Approval. For clarity, subject to consent of the Sublicensee given pursuant to Sublicensing Agreement, Alvogen may Commercialize Product under the Backup MAA Approval as necessary or appropriate to maintain the Backup MAA Approval. If Sublicensee does not consent to such sales, Alvogen shall obtain the Backup MAA Approval at least twelve (12) months prior to expiry of the Sublicensing Agreement or file the MAA corresponding to the Backup MAA Approval immediately after the occurrence of any event (including the receipt of or issuance of any termination or breach notice) that could result in termination of the Sublicensing Agreement, in each case in order to allow sale of Product immediately after expiry or termination of the Sublicensing Agreement.

(i) Alvogen shall bear all costs and expenses in connection with Alvogen’s responsibilities under this Section 3.2 (the “Regulatory Commitment Costs”), including the costs and expenses incurred in connection with the Commitment Activities and the Territory Medical Affairs Strategy and regulatory costs.

Section 3.3 Coordination; Assistance; Subcontracting.

(a) The Party responsible for conducting a particular activity pursuant to this Article III (with respect to such activity, the “Responsible Party”) shall keep the other Party (the “Other Party”) reasonably informed as to the Responsible Party’s (and its Affiliates’) planned activities (including written plans with estimated timelines) and progress with respect to such activities (individually and collectively, the “Article III Activities”) through quarterly updates to the Executive Steering Committee.

(b) The Other Party shall cooperate and provide the Responsible Party with reasonable assistance in connection with the performance by the Responsible Party of its Article III Activities.

(c) The Responsible Party may subcontract to Affiliates or Third Parties (each, a “Subcontractor”) any portion of its responsibilities with respect to development of Product in the Territory. Each Subcontractor shall enter into a written agreement with the Responsible Party pursuant to which such Subcontractor shall (i) be bound by obligations of confidentiality and non-use with respect to the Confidential Information of the Other Party or otherwise relating to Product at least as protective as the obligations set forth in Section 8.1 through Section 8.3, (ii) be bound by obligations with respect to Intellectual Property sufficient to enable the Responsible Party to comply with the terms and conditions of this Agreement as if the Responsible Party completed any such subcontracted Article III Activity itself, (iii) be required to make representations and warranties with respect to debarment comparable to the representations and warranties made by the Responsible Party under Section 9.2(g), (iv) be obligated to provide notice to the Responsible Party upon becoming the subject of any investigation or debarment proceeding that could lead to

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

such Subcontractor becoming a Debarred Entity or Debarred Individual, and (v) be required to comply with all Applicable Laws, including, if applicable, cGxP. The Responsible Party shall supervise and be responsible under this Agreement for the work of any such Subcontractor. No subcontracting of any obligation or activity under this Agreement shall relieve the Responsible Party of any of its obligations or responsibilities under this Agreement.

(d) The Responsible Party shall, and shall cause each Subcontractor engaged pursuant to Section 3.3(c) to, maintain complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable, and in compliance with all Applicable Laws) and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done and results achieved with respect to development of Product in the Territory (the “Product Records”). The Responsible Party shall retain all Product Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of the Other Party, the Product Records shall be subject to inspection and audit by and at the expense of the Other Party no more than two times in any Annual Period. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by the Other Party and reasonably acceptable to the Responsible Party. The Other Party shall treat all information received or subject to review under this Section 3.3(d) as Confidential Information of the Responsible Party in accordance with the provisions of Article VIII. The Other Party shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to the Responsible Party, to maintain such records and information of the Responsible Party in confidence in accordance with Article VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.

(e) The Parties shall enter into one or more safety exchange or pharmaco-vigilance agreements (each, a “PV Agreement”) on reasonable and customary terms to ensure compliance with safety reporting requirements of all applicable Regulatory Agencies globally (including in connection with maintaining the MAA Approval and any Regulatory Approval for Product in the Territory) by providing detailed procedures regarding the collection, exchange and management of safety data relating to Product, including but not limited to the establishment and maintenance of a global safety database (which database shall be maintained by Alvogen), Adverse Drug Responses collection and reporting, and maintenance of core safety information. Pfenex (itself, its Affiliates and licensees) shall have reasonable access to such database and the data therein, including the right to query such data to determine and report safety signals.

Section 3.4 Regulatory Materials.

(a) Alvogen shall have the sole right to control filing or submission of Regulatory Materials with the EMA and other Regulatory Agencies in the Territory with respect to Product including the MAA Approval for Product and Regulatory Approvals in the Territory, subject to Section 3.2 and the oversight of and in consultation with the Executive Steering Committee, and shall be responsible for managing all communications and interactions with the EMA and other Regulatory Agencies in the Territory with respect to Product in the Territory. In all cases, prior to the filing of any Regulatory Materials (including the MAA for Product) for

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Product with the EMA, Alvogen shall provide a copy thereof to Pfenex (through the Executive Steering Committee) for its review and comment. Pfenex shall have fifteen (15) Business Days from the date it receives a copy of any Regulatory Materials with respect to the Product to provide Alvogen with comments regarding such Regulatory Materials, unless the EMA and other Regulatory Agencies in the Territory or Applicable Law requires that such Regulatory Material(s) be filed on a timeline that does not reasonably permit such advanced notice, in which case Pfenex shall have as much time as is reasonably practicable to provide Alvogen with comments. Alvogen shall consider all such comments in good faith. Alvogen shall, to the extent permitted by Applicable Law, provide Pfenex with (i) reasonable advanced notice (and in no event less than fifteen (15) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Agency in the Territory that are either scheduled with or initiated by or on behalf of Alvogen or its Affiliates, (ii) an opportunity to have a reasonable number (but at least two (2)) representatives participate in all substantive meetings with the EMA and other Regulatory Agencies in the Territory with respect to Product, and in any case keep Pfenex informed as to all material interactions with the EMA and other Regulatory Agencies in the Territory with respect to Product, and (iii) a copy of any material documents, information and correspondence submitted to or received from the EMA and other Regulatory Agencies in the Territory with respect to Product as soon as reasonably practicable.

(b) To the extent permitted by Applicable Law and necessary or useful to maintain the MAA Approval or other Regulatory Approval (including, in each case, any supplement thereto) for Product in the Territory, Alvogen shall have a right to refer to and use in any filing with respect to the MAA Approval for Product or other Regulatory Approval in the Territory, all (i) regulatory filings (including the MAA), (ii) MAA Approval, and (iii) documents, information and data contained in such filings or approvals, which Pfenex has used or filed with or produced to the EMA or FDA with respect to Product or the Pfenex Technology. Pfenex shall submit and file with the EMA or other Regulatory Agencies in the Territory all documents necessary or advisable to grant to Alvogen such rights to such filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the EMA or FDA. Alvogen may sublicense the right of reference set forth in this Section 3.4(b) to its Sublicensees for the Territory in accordance with Section 2.2.

(c) To the extent permitted by Applicable Law and necessary or useful to obtain or maintain any marketing or other approval or for the filing of any Regulatory Materials for Product for the development, manufacture, or Commercialization of Product outside the Territory, Pfenex shall have a right to refer to and use in filing for such approvals with Regulatory Agencies outside the Territory, all (i) Regulatory Materials (including the MAA), (ii) MAA Approval and other Regulatory Approvals in the Territory, and (iii) documents, information and data contained in such filings or approvals, which Alvogen has used or filed with or produced to the EMA with respect to Product or the Pfenex Technology. Alvogen shall submit and file with the applicable Regulatory Agency all documents necessary or advisable to grant to Pfenex such rights to such materials, filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the applicable Regulatory Agency. Pfenex may sublicense the right of reference set forth in this Section 3.4(c) to its licensees solely for use in connection with the development, manufacture, or Commercialization of Product outside the Territory.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) Each Party disclaims any representation or warranty that any filings, approvals, documents, information or data provided as set forth in this Section 3.4 shall meet the requirements of any particular country, or that such filings, approvals, documents, information or data shall be adequate or usable by the other Party in connection with seeking any marketing authorization for Product in any particular country.

(e) Each Party (the “Assisting Party”) shall cooperate and provide the other Party with reasonable assistance in connection with the exercise by the other Party of its rights and performance by the other Party of its obligations under this Article III and, in connection therewith, the Assisting Party shall provide to the other Party all Product dossiers and other information that are in the Assisting Party’s possession or control (in such form as maintained by or on behalf of the Assisting Party in the ordinary course of business, and without obligation to provide any translations) and reasonably requested by the Other Party for purposes of performing such obligations or exercising such rights with respect to the Product, and the other Party shall be entitled to use such dossiers and other information for such purpose.

ARTICLE IV

PAYMENTS

Section 4.1 Upfront Payment. In partial consideration of Alvogen’s rights under this Agreement, Alvogen shall pay to Pfenex a one-time upfront payment in the amount of [***] Dollars ($[***]), such amount to be paid within 3 Business Days of the Effective Date. Such upfront payment shall be non-refundable and non-creditable.

Section 4.2 [***] Payment. Within thirty (30) days of [***], Alvogen shall pay to Pfenex a one-time payment in the amount of [***] Dollars ($[***]). Such payment shall be non-creditable and non-refundable.

Section 4.3 [***] Payment. Within thirty (30) days of [***], Alvogen shall pay to Pfenex a one-time payment in the amount of [***] Dollars ($[***]). Such payment shall be non-creditable and non-refundable.

Section 4.4 Other Payments.

(a) Sublicense Consideration Sharing. In the event Alvogen receives any consideration from a Sublicensee other than Net Sales (e.g., upfront or milestone payments) (collectively, “Sublicense Consideration”), Alvogen shall pay Pfenex [***] percent ([***]%) of all such Sublicense Consideration or [***] dollars ($[***]), whichever is higher.

(b) Profit Share. In addition to amounts payable pursuant to Section 4.4(a), commencing on the First Commercial Sale in the Territory and continuing so long as there are Gross Profits in the Territory, Alvogen shall pay to Pfenex [***]% of Gross Profit for each Quarterly Period, subject to any adjustment provided in Section 4.4(c) (the “Pfenex Profit Share”). For example purposes only, and without limiting anything to the contrary in this Section 4.4, an example of the calculation of the Pfenex Profit Share is set forth on Exhibit 4.4(b).

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) If the actual COGS (ex works in the United States in bulk form) is in excess of the base transfer price of $[***] (the “Target Price”) Pfenex shall be responsible for [***]% of the COGs in excess of the Target Price and Alvogen shall be responsible for [***]% of the COGS in excess of the Target Price. The Target Price will be adjusted annually based on the percentage increase or decrease in the most recent calendar year [***]. If at any time either Party receives, or makes a good faith determination based on any then-available information (including forecasts and pricing) that Pfenex will likely receive [***] percent ([***]%) [***] of the Gross Profit (taking into account any Target Price adjustment under this Section 4.4(c)), then such Party may provide a written notice to the other Party regarding such situation (such notice, “Low Profit Notice”). Upon the other Party’s receipt of a Low Profit Notice, the Parties will meet and discuss in good faith equitable adjustments to the sharing of the Gross Profit for the current and future Quarterly Periods. If the Parties do not agree on such adjustments within thirty (30) days of a Low Profit Notice, either Party may provide a termination notice to the other Party referencing this Section 4.4(c) and stating that such first Party seeks to terminate the Agreement. Promptly after delivery of such termination notice by Pfenex, or receipt by Pfenex of a termination notice from Alvogen, Pfenex shall offer execution of an agreement for the Product in the Territory to Alvogen’s Sublicensee (“New Agreement”) by delivery of a written notice setting out proposed terms, which shall never be more beneficial to Alvogen’s Sublicensee than the terms in this Agreement (“ROFR Notice”). Pfenex shall deliver copy of such ROFR Notice to Alvogen. For a period of thirty (30) days from Alvogen’s receipt of the ROFR Notice (“Exercise Period”), Sublicensee shall be entitled to express its interest in execution of the New Agreement by delivery of a written notice to Pfenex (“Exercise Notice”). If Sublicensee delivers Exercise Notice to Pfenex, Sublicensee and Pfenex shall enter into good faith negotiations with the aim of executing the New Agreement within ninety (90) days, or any other longer period agreed between Sublicensee and Pfenex (“Negotiation Period”). If Sublicensee fails to confirm interest in execution of the New Agreement within the Negotiation Period, or fails to deliver such Exercise Notice within the Exercise Period, this Agreement shall be terminated and termination consequences as stipulated in Section 10.6 shall apply. Furthermore, Pfenex shall be entitled to offer execution of an in-license agreement for the Product in the Territory to Third Parties under terms which, for a period of twelve (12) months after the end of the Negotiation Period will not be more beneficial to such Third Parties than the terms of this Agreement.

(d) If Sublicensee and Pfenex sign the New Agreement, this Agreement shall be terminated and termination consequences stipulated in Section 10.6 shall apply. Furthermore, Pfenex shall pay to Alvogen [***] percent ([***]%) royalty calculated on Pfenex’s Profit Share or other considerations received from sale of Products in the Territory throughout the term of the New Agreement (“Royalty”). Sections 4.5, 4.6, 4.7, 4.8 and 4.9 shall apply to Royalty payable by Pfenex to Alvogen even after termination of this Agreement, throughout the term of the New Agreement.

(e) Within sixty (60) days following the end of each Quarterly Period following the First Commercial Sale, Alvogen shall pay to Pfenex all amounts payable pursuant to this Section 4.4 by wire transfer of immediately available funds to the account designated by Pfenex.

Section 4.5 Reports. With respect to every Quarterly Period for which Alvogen is obligated to make any payments under Section 4.4, Alvogen shall furnish to Pfenex a written report

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

for such Quarterly Period within thirty (30) days after the end of such Quarterly Period showing in reasonably specific detail:

(a) the total gross amounts invoiced for Product sold by all Selling Persons and the calculation of Net Sales for Product during such Quarterly Period, including amounts deducted by category from gross amounts invoiced to arrive at Net Sales;

(b) a reasonably detailed calculation of the COGs for Product invoiced during such Quarterly Period;

(c) calculation of Gross Profit;

(d) any Sublicense Consideration; and

(e) the total amounts due to Pfenex under Section 4.4.

Section 4.6 Payment Terms. All payments under this Agreement shall be made in Dollars and, unless otherwise provided herein, shall be non-refundable and non-creditable. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the rate equal to the thirty (30) day effective federal fund rate (EFFR) for the date that payment was due, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” column, plus an additional two hundred (200) basis points, or the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 4.6 shall in no way limit any other remedies available to either Party.

Section 4.7 Records; Audit Rights. Alvogen shall, and shall cause other Selling Persons to, maintain complete and accurate books and records, in sufficient detail to confirm the accuracy of payments and costs with respect to payments under this Agreement (the “Product Financial Records”). Alvogen shall retain all Product Financial Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of Pfenex, the Product Financial Records shall be subject to inspection and audit by and at the expense of Pfenex no more than two times in any Annual Period, unless for cause. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Pfenex and reasonably acceptable to Alvogen. Pfenex shall treat all information received or subject to review under this Section 4.7 as Confidential Information of Alvogen in accordance with the provisions of Article VIII. Pfenex shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to Alvogen, to maintain such records and information of Alvogen in confidence in accordance with Article VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof. If any such audit reveals that Alvogen has failed to accurately make any payment required under this Agreement, then Alvogen shall promptly pay to Pfenex any underpaid amounts due under this Agreement, together with interest calculated as set forth in Section 4.6, or Pfenex shall promptly pay to Alvogen any overpaid amounts paid under this Agreement, as the case may be. If any such audit reveals an underpayment of amounts due under this Agreement greater than five percent (5%) of the amounts actually due for any Annual Period, then Alvogen shall pay the reasonable out-of-pocket costs incurred in conducting such audit.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 4.8 Costs. Except as otherwise expressly provided herein, each Party shall bear all costs and expenses of carrying out those activities allocated to it hereunder, including the costs and expenses of its Affiliates and Third Parties acting on its and its Affiliates’ behalf or under their authority.

Section 4.9 Annual Reconciliation and True-up. Certain payments and measurement periods in this Agreement are based on Quarterly Periods, including but not limited to the Gross Profit and Manufacturing Costs. The Parties shall perform a reconciliation of all such amounts at the end of each Annual Period to determine what such amounts would have been if they had been measured on the basis of an Annual Period (with appropriate adjustments or consolidation of related caps, threshold amounts, and other calculations). If the amount of any such payments that would have been made under this Agreement for such Annual Period would have been different than the payments calculated for the corresponding Quarterly Periods, then the Parties shall adjust the payments in the last Quarterly Period to eliminate such difference. The Parties, through the Executive Steering Committee, shall establish a mechanism and timing to facilitate such reconciliation.

ARTICLE V

MANUFACTURE OF PRODUCT; SALES AND MARKETING

Section 5.1 Manufacturing Responsibility. Except for the Product necessary for Pfenex to conduct the activities described in Section 3.1, including supply of Product necessary for Alvogen to conduct the E.U. BE Study, if required, Alvogen shall be responsible for and control the manufacturing of Product (and components thereof including Drug Substance and any assembly and packaging of finished Products), for qualification of the components required for the manufacture of such Product and preparing, filing and obtaining all related and necessary Registrations (including the MAA) necessary for such manufacture for all purposes under this Agreement, including for Commercialization, in the Territory. In connection therewith, Alvogen may elect to manufacture, fill and package Product itself or engage one or more Third Parties to manufacture, fill or package Product on its behalf (each, a “Third Party Supplier”); however, such engagement (other than with respect to Third Parties previously engaged by Pfenex for such purpose or approved in accordance with the U.S. D&L Agreement) shall be subject to the prior approval of Pfenex, not to be unreasonably withheld conditioned or delayed. Pfenex shall use commercially reasonable efforts to support Alvogen, at Alvogen’s cost, in negotiating and executing contract manufacturing agreements for Product in the Territory (“Manufacturing Agreement”) with the current manufacturers used by Pfenex for the Product in the USA (“Current Manufacturers”), under substantially similar terms applicable for manufacture and delivery of Products for the USA market; provided, however, that Alvogen shall be solely responsible for ensuring that (a) Alvogen Malta Operations Ltd. agrees to supply Alvogen the Products in the Territory under the U.S. D&L Agreement as required or as is necessary under this Agreement under terms substantially similar to the U.S. D&L Agreement until agreement with Current Manufacturers become effective, (b) if Alvogen or one of Alvogen’s Affiliates is a manufacturer of the Product, the corresponding contract manufacturing agreement can be assigned by Alvogen to Pfenex without prior written consent of Alvogen and Alvogen’s Affiliates, and (c) if Alvogen or one of Alvogen’s Affiliates is not the manufacturer of the Product, the corresponding contract manufacturing agreements can be assigned by Alvogen to Pfenex either without prior

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

written consent of the Current Manufacturer or contract manufacturer or with prior written consent of the Current Manufacturer or contract manufacturer, which shall not be unreasonably withheld, delayed or conditioned.

Section 5.2 Supplier Pricing. Alvogen shall use Diligent Efforts to negotiate pricing discounts from Third Party Suppliers.

Section 5.3 Product Packaging and Labeling. Alvogen shall control the content and type of packaging (and any changes or supplements thereto) for Product in the Territory.

Section 5.4 Product Documentation. Alvogen shall control the content and type of, and procurement of, at its own expense, all Product Documentation (and any changes or supplements thereto) for Product in the Territory.

Section 5.5 Product Recalls. Alvogen shall have the exclusive right to control, and shall be responsible for, any recall of Product in the Territory. Any costs and expenses related to such recall shall be allocated in accordance with Article XI.

Section 5.6 Product Pricing and Promotion; Agency Contacts.

(a) Alvogen shall, at its sole expense, have the exclusive right to control, and shall be responsible for, the advertising, marketing, promotion (including preparing and distributing Product Documentation), sales prices and pricing, promotional and marketing strategies and terms of sale for Product in the Territory. Alvogen shall be the contact for review and discussion of all Product Documentation for Product with the applicable Governmental Authorities in the Territory.

(b) If Alvogen or any of its Affiliates sells Product to a Third Party to whom it also sells or otherwise provides other products or services (which are not Bundled Products), Alvogen and its Affiliates shall not shift, allocate, price, discount or otherwise weigh payments received in any such transaction or any combination of transactions, with the purpose of reducing or disadvantaging the Net Sales of Product in favor of any other product, service or consideration in order to reduce the payments owed by Alvogen to Pfenex hereunder.

Section 5.7 Sales and Marketing. Alvogen shall use Diligent Efforts (including with respect to the timing of the launch of Product) to Commercialize Product throughout the Territory, including at least in each Major EU Country.

Section 5.8 Ex-Territory Sales; Export Monitoring.

(a) Ex-Territory Sales. Subject to Applicable Law and any written agreement covering Commercialization efforts outside the Territory, neither Party shall engage in any advertising or promotional activities relating to Product directed primarily to customers or other buyers or users of Product located outside the Territory in the case of Alvogen or inside the Territory in the case of Pfenex (or other Persons acting under its or its Affiliates’ authority) (such territory with respect to such Party, the “Commercial Territory”) or accept orders for Product from or sell Product into the other Party’s Commercial Territory for its own account, and if a Party

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receives any order for Product in the other Party’s Commercial Territory, it shall refer such orders to the other Party.

(b) Export Monitoring. Each Party shall use reasonable efforts to monitor exports of Product from its own Commercial Territory for commercialization in the other Party’s Commercial Territory using methods permitted under Applicable Law that are commonly used in the industry for such purpose, and shall promptly notify the other Party of any such exports of Product from its Commercial Territory. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Applicable Law to prevent exports of Product from its Commercial Territory for Commercialization in the other Party’s Commercial Territory.

ARTICLE VI

PRODUCT TRADEMARK; INTELLECTUAL PROPERTY LITIGATION

Section 6.1 Product Trademarks.

(a) Alvogen and its Sublicensee shall be entitled to Commercialize Product in the Territory under the Product Trademark of its choice and Alvogen and its Sublicensee shall have the sole right to select the trade dress, style of packaging, labeling and the like used in connection with the Commercialization of Product in the Territory, including promotional or advertising taglines. All goodwill associated therewith shall belong to Alvogen or its Sublicensee. Alvogen or its Sublicensee shall register and renew, at its expense, each such Product Trademark in the Territory.

(b) Nothing contained in this Agreement shall grant or shall be deemed to grant to Pfenex any right, title or interest in or to the Product Trademark.

Section 6.2 Ownership of Product Inventions. All right, title and interest in and to all inventions and Know-How, including all Intellectual Property rights in the foregoing, made, conceived, reduced to practice or otherwise generated by or on behalf of a Party or its Affiliates, or jointly by or on behalf of the Parties or their Affiliates, in connection with this Agreement including Alvogen’s manufacture and supply of Product (collectively, “Product Inventions”) shall be solely owned by Pfenex. Alvogen hereby assigns to Pfenex all of its right, title and interest in and to all Product Inventions (including related Patents and Know-How) and agrees to execute and deliver all documents and instruments reasonably requested by Pfenex to effect, evidence or record the foregoing assignment. Alvogen shall promptly disclose to Pfenex all Product Inventions made, conceived, reduced to practice or otherwise generated by or on behalf of Alvogen or its Affiliates, solely or jointly, and shall promptly respond to reasonable requests from Pfenex for additional information relating to such Product Inventions.

Section 6.3 Patent Prosecution and Maintenance of Product Inventions.

(a) Pfenex shall have the first right to Prosecute and Maintain all Patents claiming Product Inventions, at its own cost and expense, in the Territory. Pfenex shall consult with Alvogen and keep Alvogen reasonably informed of the status of such Patents in the Territory and shall promptly provide Alvogen with all material correspondence received from the European Patent Office and each other Governmental Authority responsible for administering the

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

prosecution and maintenance and issuing of Patents in the Territory (the “Patent Office”) in connection therewith. In addition, Pfenex shall promptly provide Alvogen with drafts of all proposed material filings and correspondence to any Patent Office with respect to such Patents for Alvogen’s review and comment prior to the submission of such proposed filings and correspondence. Pfenex shall consider in good faith any comments provided by Alvogen in a timely manner, prior to submitting such filings and correspondence to any Patent Office. If Pfenex decides to discontinue the Prosecution or Maintenance of any such Patent, it shall notify Alvogen of such decision. Thereafter, Alvogen shall have the right, but not the obligation, to Prosecute and Maintain such Patent at its own cost and expense, if doing so does not, in Pfenex’s reasonable, good faith determination, cause a material adverse effect on Pfenex’s Intellectual Property rights covering products other than Product.

(b) Alvogen acknowledges the highly proprietary and confidential nature of unpublished patent applications and related information and without limiting the provisions of Article VIII agrees to limit the access to any such applications and information received from Pfenex hereunder to those who need such access for the purposes of this Section 6.3 and limit the use thereof solely to the purposes of this Section 6.3. Without limiting the foregoing, any disclosures made pursuant to this Section 6.3 will be structured in a manner so as to provide reasonable access to the applicable information while limiting the risk of adversely affecting the patentability of the subject matter disclosed.

Section 6.4 Third Party Actions.

(a) In the event that any Third Party commences any Action against either Party or any of such Party’s Affiliates alleging that the Product (including the use or the manufacture of Product) infringes any Intellectual Property of such Third Party in the Territory (a “Third Party Action”), the Party against whom such Action is commenced shall provide the other Party prompt written notice thereof, and Alvogen shall have the sole right and responsibility to control the defense of such Third Party Action (including the right to seek any license from such Third Party, or enter into any settlement or compromise or consent to any judgment with respect thereto) at Alvogen’s sole expense. If Pfenex or its Affiliate is a defendant, then Pfenex or its Affiliate shall have the right to participate with counsel of its selection (at its cost and expense) and Alvogen shall use counsel reasonably acceptable to Pfenex, at Alvogen’s sole cost and expense, and Alvogen shall continue to control and defend Pfenex or its Affiliate until final judgment or settlement in such Third Party Action.

(b) Pfenex shall provide cooperation and assistance reasonably requested by Alvogen in connection with any such Third Party Action, including (i) providing Alvogen with detailed responses to its inquiries, and (ii) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court.

(c) In the event that, in the reasonable judgment of Alvogen (after consultation with Pfenex), a Third Party is likely to commence an Action against either Party or any of such Party’s Affiliates alleging that the Product (including the use or the manufacture of Product) infringes any Intellectual Property of such Third Party in the Territory, then Alvogen shall have the sole right and responsibility to conduct inter partes actions, conduct post-grant proceedings

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before any Patent Office or seek a declaratory judgment in respect of any Patent that may be asserted against the Product.

Section 6.5 Enforcement Actions.

(a) Each Party shall promptly give the other Party written notice (each, an “Infringement Notice”) of any actual or suspected infringement, misappropriation or other violation by a Third Party of the Pfenex Technology in the Territory (“Infringing Activity”) that come to such Party’s or any of its Affiliates’ attention, as well as the identity of such Third Party and any evidence of such Infringing Activity within such Party’s or any of its Affiliates’ custody or control that such Party or any of its Affiliates is reasonably able to provide.

(b) Alvogen shall have the first right, but not the obligation, at its sole cost and expense, to take any action in response to Infringing Activity arising from the development, manufacture and/or Commercialization of a Competing Product in the Territory (each, an “Enforcement Action”) and to enter into or permit the settlement of such Enforcement Action; provided that Alvogen shall provide prompt written notice of any Enforcement Action to Pfenex, permit Pfenex (subject to the Common Interest Agreement) to review and comment on such Enforcement Action and give reasonable consideration to any comments made by Pfenex in relation to such Enforcement Action. If required by Applicable Law and to the extent Alvogen does not have standing, Pfenex shall permit, and shall take all actions reasonably necessary to enable, an Enforcement Action to be brought in its name, including being joined as a necessary party, at Alvogen’s sole cost and expense (other than any counsel selected separately to represent Pfenex). Alvogen may not settle, compromise or consent to any judgment with respect to any Enforcement Action without the prior written consent of Pfenex, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Alvogen shall not have the right to initiate an Enforcement Action if Pfenex has provided notice to Alvogen stating that, Pfenex has been advised by reputable US or UK patent counsel), (i) the initiation of such Enforcement Action would on balance of probabilities invalidate or materially narrow the claims of any Pfenex Patent and (ii) such invalidation or narrowing would likely have a material adverse impact on Pfenex or its Affiliates ability to enforce its Intellectual Property, Trademarks or the Pfenex Technology; and if possible will share such advice under a Common Interest Agreement.

(c) If Alvogen does not institute an Enforcement Action against the Infringing Activity within three (3) months from the date of the Infringement Notice, Pfenex shall have the right, but not the obligation, at Pfenex’s sole cost and expense, to bring the Enforcement Action; provided that Pfenex shall provide prompt written notice of any such Enforcement Action to Alvogen, permit Alvogen (subject to the Common Interest Agreement) to review and comment on strategic decisions and material pleadings and communications regarding such Enforcement Action and give reasonable consideration to any comments made by Alvogen in relation to such Enforcement Action. In such case and if required by Applicable Law and to the extent Pfenex does not have standing, Alvogen shall permit, and shall take all actions reasonably necessary to enable, an Enforcement Action to be brought in its name, including being joined as a necessary party, at Pfenex’s sole cost and expense. Pfenex may not enter into any settlement or consent to any judgment with respect to any such Enforcement Action without the prior written consent of Alvogen, not to be unreasonably withheld, delayed or conditioned.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) In any Enforcement Action instituted by either Pfenex or Alvogen to enforce the Pfenex Technology as provided herein above, the other Party (the “Cooperating Party”) shall, at the reasonable request of the Party initiating such Enforcement Action (the “Enforcing Party”), cooperate and provide reasonable assistance to the Enforcing Party, including (i) providing the Enforcing Party with documents (whether in written, electronic or other form) related to the Pfenex Technology in the Territory, (ii) identifying and describing any Intellectual Property that has been incorporated into the Pfenex Technology in the Territory by the Cooperating Party, (iii) allowing inspection, whether court-ordered or otherwise, of any facility owned, operated or controlled by the Cooperating Party in the Territory, and (iv) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that the Enforcing Party reasonably requests. To the extent that the cooperation or assistance requested results in external costs being incurred by the Cooperating Party, then the Enforcing Party shall be responsible for the payment of all reasonably incurred external expenses.

Section 6.6 Patent Extensions.

(a) If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in Territory with respect to the Product becomes available, upon MAA Approval for the Product, Pfenex and Alvogen shall mutually agree on the determination of which issued Patent in the Territory to extend for the Product, and Alvogen shall take such reasonable actions as are necessary to effectuate or assist in such extension.

(b) With respect to regulatory exclusivity periods, Alvogen or its Affiliate shall be responsible for seeking and maintaining all such regulatory exclusivity periods that may be available for the Product in the Territory, subject to approval of the Party that is not responsible for seeking and maintaining such exclusivity, such approval not to be unreasonably withheld, delayed or conditioned.

Section 6.7 Reimbursement Requirements.

(a) To the extent that any Party would be required pursuant to this Article VI to reimburse or pay the other Party for any costs or expenses incurred by such other Party, such obligation shall be subject to submission by such other Party of reasonable documentation with respect thereto. To the extent that either Party would be entitled to be reimbursed for, or otherwise have paid, any costs or expenses incurred by such Party, such costs and expenses shall only be reimbursed or paid to the extent reasonably incurred by such Party and submitted for reimbursement or payment pursuant to an invoice, which shall be payable in accordance with Section 4.6.

Section 6.8 Recovered Amounts. Any monetary damages, court-ordered Third Party costs, settlements, royalties or other recovery received from any Third Party resulting from, arising out of or relating to any Enforcement Action, after reimbursement of the Enforcing Party’s expenses, shall be treated as Gross Profits and paid or retained by the applicable Party as appropriate to implement the split of the Gross Profits set forth in Section 4.4.

Section 6.9 Common Interest Agreement. At the request of either Party, the Parties shall enter into a common interest agreement in a reasonable and customary form acceptable to both Parties (once entered into, the “Common Interest Agreement”) to protect each Party’s

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privilege to the extent possible under Applicable Law and will be consistent with that common interest agreement between the Parties entered into in connection with the U.S. D&L Agreement dated September 1, 2017.

Section 6.10 Patent Marking. Alvogen shall mark (or cause to be marked) Product Commercialized in the Territory with appropriate Pfenex Patent numbers or indicia as provided in accordance with Applicable Law.

ARTICLE VII

EXECUTIVE STEERING COMMITTEE

Section 7.1 Formation and Purpose. In order to oversee, review and coordinate the activities of the Parties under this Agreement, Pfenex and Alvogen will form an executive steering committee upon the Effective Date (the “Executive Steering Committee”), whose initial members are listed in the Product Memo. The Executive Steering Committee shall, in accordance with the procedures set forth in Section 7.4, (a) review and comment on the development and Commercialization of Product in the Territory, (b) consult with Alvogen regarding filing the MAA with the EMA and other applications for Regulatory Approval for the Product in the Territory, (c) review and comment on the creation and implementation of strategies related to the Pfenex Patents and Patents of Third Parties, in each case with respect to the development (including obtaining MAA Approval and other for Regulatory Approvals for the Product in the Territory), Commercialization of Product in the Territory (collectively, “IP Strategy”), (d) serve as a forum for discussion of matters relating to the development and Commercialization of Product in the Territory, (e) establish one or more working committees and subcommittees as may be established by mutual consent of Pfenex and Alvogen (each, a “Working Committee”), and (f) perform such other duties as are specifically assigned to the Executive Steering Committee in this Agreement. The Executive Steering Committee shall be the primary forum for Pfenex and Alvogen to communicate with one another regarding the plans for, and progress of, the development and Commercialization of Product in the Territory.

Section 7.2 Membership. The Executive Steering Committee shall consist of three (3) employees of Alvogen (or its Affiliate) appointed by Alvogen and three (3) employees of Pfenex appointed by Pfenex. Unless otherwise agreed by the Parties, the Executive Steering Committee and each Working Committee shall have at least one (1) member with relevant decision-making authority from each Party such that such committee is able to effectuate all of its decisions within the scope of its responsibilities. Each Party shall ensure that each of its members of the Executive Steering Committee shall be subject to the obligations of non-use and non-disclosure of Confidential Information set forth in Article VIII. The Parties may appoint members to the Executive Steering Committee that are appointed to the similar committee under the U.S. D&L Agreement.

Section 7.3 Meeting Requirements. The Executive Steering Committee shall meet on a quarterly basis (or more or less frequently if Pfenex and Alvogen mutually agree) during the Term, and shall hold its first meeting within thirty (30) days after the Effective Date. The Executive Steering Committee may meet by phone, videoconference or in person. Each meeting shall be held on a date to be agreed upon by Pfenex and Alvogen. Notwithstanding the foregoing, meetings

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may be called at any time if requested by either Party by prior written notice, including the proposed agenda of the meeting, sent to the other Party at least two (2) weeks in advance; provided that if a meeting is requested to be convened urgently pursuant to this Agreement, Pfenex and Alvogen shall convene such meeting as promptly as is practicable. At least one (1) member designated by Alvogen and one (1) member designated by Pfenex shall be required to be present at or participating in the meeting in order to establish a quorum for such meeting. Each Party shall be able to invite a reasonable number of observers (who may include consultants and experts) to each Executive Steering Committee; provided that each such individual is subject to confidentiality obligations consistent with the provisions of Sections 8.1, 8.2 and 8.3. The Parties may coordinate meetings of the Executive Steering Committee with meetings of the similar committee under the U.S. D&L Agreement.

Section 7.4 Decision-Making; Dispute Resolution.

(a) The Executive Steering Committee shall have a single chairperson who shall (i) solicit agenda items from the other Executive Steering Committee members, coordinate and prepare the agenda (which shall include any agenda items reasonably proposed by Executive Steering Committee members from the other Party), provide the agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting and ensure the orderly conduct of the Executive Steering Committee’s meetings, (ii) attend (subject to the below) each meeting of the Executive Steering Committee, and (iii) prepare and issue minutes of each meeting (which shall accurately reflect the discussions and decisions of the Executive Steering Committee at such meeting) in accordance with Section 7.5. Such minutes from each Executive Steering Committee meeting shall not be finalized until the Executive Steering Committee members from the other Party have reviewed and confirmed the accuracy of such minutes as described in Section 7.5 and if not previously confirmed, such matter shall be the first order of business at the next Executive Steering Committee meeting. The Party appointing the chairperson shall alternate between Pfenex and Alvogen every calendar year, and shall initially be designated by Alvogen. In the event the chairperson or another member of the Executive Steering Committee from either Party is unable to attend or participate in any meeting of the Executive Steering Committee, the Party who appointed such Executive Steering Committee chairperson or member may appoint a substitute chairperson or other member for that meeting. All decisions of the Executive Steering Committee and any Working Committee shall be made by consensus, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of the Executive Steering Committee or a Working Committee hereunder. In the event a Working Committee fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be referred to the Executive Steering Committee for resolution.

(b) If the Executive Steering Committee is unable to reach a decision as to any matter within its authority (including any matter expressly required to be resolved by the Executive Steering Committee pursuant to this Agreement) after a period of ten (10) Business Days, then either Pfenex or Alvogen may provide written notice of such dispute to the President or Chief Executive Officer of the other Party and such matter shall be resolved as set forth below. The Chief Executive Officers (or their respective designees, who shall be senior officer of Pfenex and

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Alvogen, but shall not be members of the Executive Steering Committee) of each of Pfenex and Alvogen shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Executive Officers or their designees within thirty (30) days after submission of such dispute to such officers, then:

(i) the Chief Executive Officer of Pfenex shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all disputed matters related to (A) the Pfenex Technology and the Prosecution and Maintenance of Patents claiming Product Inventions and the enforcement thereof (except for matters that Alvogen has the right to control pursuant to Section 6.5(c)), (B) Pfenex’s responsibilities under the Development Plan and the conduct of the activities thereunder as described in Section 3.1, (C) the content of proposed publications or presentations under Section 8.8, and (D) the existence of Safety Reasons under either Section 10.2(a)(iii) or Section 10.2(b)(iii); and

(ii) the Chief Executive Officer of Alvogen shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to (A) IP Strategy (other than as referenced in Section 7.4(b)(i)(A)), (B) regulatory affairs with respect to Product in the Territory (including communications and filings with the EMA and other Regulatory Agencies in the Territory) and (C) the manufacture and Commercialization of Product in the Territory.

Section 7.5 Meeting Minutes. The Parties shall reasonably cooperate to finalize the definitive minutes of the Executive Steering Committee no later than thirty (30) days after the meeting to which the minutes pertain, as follows: (a) the chairperson of the Executive Steering Committee shall be responsible for preparing and sending a draft of the minutes to the other Party’s members, and shall furnish such draft within ten (10) days of such meeting, (b) the other Party’s members shall have ten (10) days after receiving the draft minutes to collect comments and to discuss any modifications thereof, and (c) within the following ten (10) days any disputes as to the minutes shall be resolved between the Parties and the final version of the minutes shall be issued by the Party appointing the chairperson which shall be subject to approval by Alvogen and Pfenex by signing and dating the minutes or unanimous approval of the Executive Steering Committee at its next meeting. The minutes shall include a list of any actions, decisions or determinations approved by the Executive Steering Committee and a list of any issues yet to be resolved. In addition, the minutes shall set forth the place and date where the next meeting shall be held.

Section 7.6 Expenses. Each of Pfenex and Alvogen shall be responsible for the expenses of the participation of its members in the Executive Steering Committee and any Working Committees, including travel costs.

Section 7.7 Working Committees. Each Working Committee shall (a) be comprised as the Executive Steering Committee determines is necessary to fulfill its responsibilities (it being understood that a particular Working Committee may not necessarily have the same number of members from each Party), and (b) report into and be subordinate to the Executive Steering Committee. A Working Committee shall only have the authority expressly delegated to such Working Committee by the Executive Steering Committee. Each Working Committee shall keep

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the Executive Steering Committee regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the Executive Steering Committee to fulfill its responsibilities with respect thereto.

Section 7.8 Committee Authority. Notwithstanding the creation of the Executive Steering Committee and any Working Committee, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. Neither the Executive Steering Committee nor any Working Committee shall have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of the Executive Steering Committee or any such Working Committee, as applicable, shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the Executive Steering Committee and any Working Committee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the Executive Steering Committee and any such Working Committee, as applicable.

Section 7.9 Day-to-Day Responsibilities. Each Party shall be responsible for day-to-day implementation and operation of the activities under this Agreement for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms and conditions of this Agreement, the decisions of the Executive Steering Committee or any Working Committee within the scope of its authority specified herein or Applicable Law. In the event that Pfenex renders such a binding decision, Pfenex shall provide Alvogen with written notice of the decision within thirty (30) days, including a description, in reasonable detail, of Pfenex’s reasoning in support of the decision.

Section 7.10 Cooperation; Withdrawal.

(a) A Party that is obligated to cooperate with the other Party hereunder (i) may consider all relevant factors including its other then-current obligations and resource commitments when determining whether the cooperation activities are reasonable, and (ii) shall not be obligated to obtain any additional resources (including hire any personnel) to accomplish its cooperation hereunder. Such Party’s obligation to cooperate in a particular activity shall not alleviate the other Party’s obligation to perform the underlying activity.

(b) At any time, and for any reason, Pfenex shall have the right to withdraw from participation in the Executive Steering Committee or any or all of the Working Committees upon notice to Alvogen referencing this Section 7.10(b), which notice shall be effective immediately upon receipt. Thereafter, (i) any information, documents or reports that a Party is otherwise required to provide to the Executive Steering Committee pursuant to this Agreement shall be provided directly to the other Party, and (ii) any matters delegated to the Executive Steering Committee pursuant to this Agreement shall be made by mutual written agreement of the Parties, subject to the dispute resolution and final decision-making provisions of Section 7.4(b). For purposes of clarification, Pfenex’s withdrawal from the Executive Steering Committee or any

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Working Committee shall not affect any other obligation or responsibility of Pfenex set forth in this Agreement.

ARTICLE VIII

CONFIDENTIALITY; TAXES; NONSOLICITATION; PUBLICATIONS

Section 8.1 Confidentiality. Each of Pfenex and Alvogen acknowledges that, in the course of discussions and negotiations and performing its obligations hereunder, (a) it has received or may receive information from the other Party and (b) the other Party may disclose to it information, data and processes that such other Party wishes to protect from use by and disclosure to Third Parties (all information described in clauses (a) and (b), unless subject to the Confidentiality Exceptions, “Confidential Information”). Each Party shall retain in confidence all Confidential Information of the other Party and (except as expressly provided herein) shall not (i) use Confidential Information of such other Party for any purpose other than the purposes indicated herein and in connection with the performance of this Agreement or (ii) disclose such Confidential Information to a Third Party other than its Agents without the written consent of such other Party. Confidential Information shall not include information that: (A) is or becomes public knowledge (through no fault of the receiving Party or its Agents); (B) is made lawfully available to the receiving Party, other than under an obligation of confidentiality, by a Third Party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (C) is already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be reasonably demonstrated by competent evidence by the receiving Party) other than as a result of disclosure by a Third Party that, to the actual knowledge of the receiving Party, was under a duty of confidentiality to the disclosing Party with respect to such information; or (D) is independently developed by the receiving Party or its Affiliates without the use of or reference to Confidential Information of the other Party (and such independent development can be reasonably demonstrated by competent evidence prepared by the receiving Party) ((A) – (D), collectively, the “Confidentiality Exceptions”). Notwithstanding the foregoing, a receiving Party may use and disclose Confidential Information of the other Party (I) to the extent required by Applicable Law; provided, however, that if legally permissible, the receiving Party shall give the disclosing Party advance written notice as promptly as is practicable to permit it to seek a protective order or other similar order, at the disclosing Party’s sole cost, with respect to the disclosure of such Confidential Information, and, thereafter, the receiving Party shall disclose only the minimum Confidential Information that it is advised by counsel is required to be disclosed in order to comply, (II) to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of Patents (including applications therefor) in accordance with Section 6.3, prosecuting or defending litigation, conducting preclinical or clinical studies, or obtaining and maintaining Regulatory Approvals (including MAA Approval), (III) in communication with consultants and advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case, under appropriate nondisclosure and non-use obligations substantially equivalent to those of this Agreement (provided that the disclosing Party shall be responsible for any breach of this Section 8.1 by those parties to which it discloses Confidential Information), or (IV) to the extent mutually agreed to by the Parties in writing.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 8.2 Agents. Each of Pfenex and Alvogen shall limit disclosure of the other Party’s Confidential Information to only those of its Affiliates, Sublicensees, directors, managers, officers, employees and others (collectively “Agents”) who are concerned with the performance of this Agreement, have a legitimate need to know such Confidential Information in the performance of their duties and are bound by written obligations of non-disclosure and non-use at least as protective of the disclosing Party and its Confidential Information as the terms hereof. Each Party shall be responsible for any breach of Section 8.1 by its Agents and advisors (including financial advisors, lawyers and accountants) and shall take all reasonably necessary measures to restrain its Agents and advisors (including financial advisors, lawyers and accountants) from unauthorized disclosure or use of the Confidential Information.

Section 8.3 Restrictions on Sharing Information. Notwithstanding anything to the contrary, neither Party shall be obligated pursuant to this Agreement to provide, or grant access to, any information (a) that it reasonably and in good faith considers to be Confidential Information it is prevented from disclosing to the other Party by an enforceable confidentiality agreement with a Third Party and that such Party used Diligent Efforts to obtain the consent of such Third Party to provide or grant access to the other Party, (b) the disclosure of which would adversely affect the attorney-client privilege between such Party and its counsel, or (c) the disclosure of which is not permitted pursuant to any Applicable Law or requirement of a Governmental Authority; provided in each case where information was not provided or access was not granted as would otherwise be required under this Agreement, such Party shall inform the other Party of the reason it was not provided or granted and a description of the specific nature of the applicable information. Following the Effective Date and during the Term, in connection with entering into any material agreement (or material amendment thereof) with any Third Party related to the Business, each Party agrees to use Diligent Efforts to negotiate with such Third Party to include provisions in such agreement (or such amendment) sufficient to allow the other Party to receive relevant Confidential Information of such Third Party.

Section 8.4 Prior LOI. This Agreement supersedes the Prior LOI in their entirety, including with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior LOI shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of Section 8.1, Section 8.2 and Section 8.3.

Section 8.5 Taxes.

(a) The Parties agree that for U.S. federal income and other tax purposes they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

(b) Any and all payments by or on account of any obligation of any Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the reasonable and good faith discretion of the applicable withholding Party) requires the deduction or withholding of any Tax

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

from any such payment by any Party, then the applicable Party shall be entitled to make such deduction or withholding, any amount so deducted or withheld shall be deemed paid to the other Party that was entitled to the payment subject to withholding, shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law. To Alvogen’s Knowledge, Applicable Law, does not require Alvogen to withhold any of Taxes from any payment required under this Agreement. To the extent that as a result of any change in any Tax law a payment to Pfenex pursuant to this Agreement becomes subject to U.S. federal or Malta withholding Tax (or to an increased rate of such withholding) after the date hereof, Alvogen shall indemnify Pfenex, within ten (10) days after demand therefor, for the full amount of any withholding Taxes imposed on such payment (including U.S. federal or Malta withholding Tax imposed on amounts payable under this Section 8.5(b)). Notwithstanding anything to the contrary, if Pfenex or any Affiliate thereof actually obtains a refund or a credit from any Taxing Authority for any portion of any Tax for which it was indemnified under this Section 8.5(b) by Alvogen, Pfenex shall promptly reimburse Alvogen the amount of such refund or credit; and, upon request by Alvogen, Pfenex shall obtain available refunds or credits with respect to any such Taxes.

(c) Any Assignee shall indemnify the Non-Assigning Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.5) payable or paid by such Non-Assigning Party or required to be withheld or deducted from a payment to such Non-Assigning Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. Notwithstanding anything to the contrary in this Agreement, if a Party (the “Taxed Party”) obtains a refund or credit from any Taxing Authority for any portion of any Indemnified Tax paid by the other Party, then the Taxed Party shall promptly reimburse the other Party the amount of such refund or credit (but only to the extent of payments made under this Section 8.5(c) with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such Taxed Party and without interest (other than interest paid by the relevant Taxing Authority with respect to such refund or credit), and upon request, the Taxed Party shall use Diligent Efforts to obtain available refunds or credits with respect to any such Indemnified Taxes provided, however, that such Taxed Party, upon the request of such Taxed Party, shall repay to such Taxed Party the amount of refund or credit paid over pursuant to this sentence in the event that such Taxed Party is required to repay such refund or credit to such Taxing Authority.

(d) All transfer, documentary, sales, use, excise, customs, charges, duties, ad valorem, value added, stamp, registration, recording, property and other such similar Taxes (other than, for the avoidance of doubt, Taxes assessed against income), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) lawfully assessed or charged in connection with any of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be paid and borne 50% by Alvogen and 50% by Pfenex when due, and the Party responsible under such Applicable Law for paying such Transfer Taxes shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and pay such Taxes, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Alvogen to Pfenex under this Agreement. Pfenex shall provide Alvogen any tax forms that may be reasonably necessary in order for Alvogen not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Section 8.6 Nonsolicitation. Each Party (for purposes of this Section 8.6, a “Soliciting Party”) agrees that, during the Term, such Soliciting Party will not solicit for employment or consultancy, employ or engage as a consultant or solicit the termination of employment or consultancy with the other Party (a “Solicitation Action”), any individual that at the time of such Solicitation Action (a) is an officer or employee of the other Party or a consultant that is devoting a majority of such individual’s time to the business of the other Party, and (b) is or was actively involved in the other Party’s performance of its obligations hereunder; provided, however, that the foregoing shall not prohibit (i) any advertisement or general solicitation (or hiring or engagement as an employee or consultant as a result thereof) for employment or consultancy not specifically directed at any such individual, (ii) the hiring or engagement as an employee or consultant of any such individual who initiates employment or consultancy discussions with such Soliciting Party, provided that such initial discussions are not encouraged or solicited by such Soliciting Party, or (iii) any Solicitation Action with respect to any individual following the cessation of such individual’s employment with (or service as a consultant that is devoting a majority of such person’s time to the business of) the other Party without any solicitation or encouragement by such Soliciting Party.

Section 8.7 Public Announcements. Neither Party nor their respective Affiliates shall make any public announcement regarding this Agreement or disclose the terms and conditions of this Agreement to any Third Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), except (a) to advisors (including consultants, financial advisors, attorneys and accountants) on a need to know basis, in each case, under circumstances that reasonably protect the confidentiality thereof, (b) to actual and potential (i) licensees and collaborators with respect to Product, and (ii) investors and acquirers of the Business or otherwise a majority of the business or assets of such Party related to this Agreement in connection with negotiations of definitive agreements, under reasonable conditions of confidentiality, or (c) to the extent such disclosure is required by Applicable Law (including securities laws). Notwithstanding the foregoing, (A) without the prior written consent of the other Party, either Party may (I) file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K describing this Agreement and the transactions contemplated hereby and (II) file a copy of this Agreement with the SEC as an exhibit to such Current Report on Form 8-K or a subsequent periodic report; provided that the filing Party shall consult with the other Party so as to minimize the necessary disclosure and shall seek confidential treatment of such portions of this Agreement or the terms and conditions thereof as permitted under Applicable Laws, and (B) the Parties agree to issue a joint press release announcing the execution of this Agreement, which is attached hereto as Exhibit 8.7. Thereafter, Pfenex and Alvogen may each disclose to

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Third Parties the information contained in such Current Report on Form 8-K or such press release without the need for further approval by the other Party.

Section 8.8 Publications. Alvogen may publish or present data or results relating to Product in scientific journals with primary circulation in the Territory or at scientific conferences in the Territory, subject to the prior review, comment and approval by Pfenex as set forth in this Section 8.8, which approval shall not be unreasonably withheld, delayed or conditioned. Alvogen shall provide Pfenex with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to Product by delivering a copy thereof to Pfenex no less than thirty (30) days before its intended submission for publication or presentation. Pfenex shall have ten (10) days from its receipt of any such abstract, manuscript or presentation in which to notify Alvogen in writing of its approval or any specific objections to the disclosure. In the event that Pfenex has a reasonable basis for objecting to the disclosure, it shall object in writing (with the basis therefor) within such ten (10) day period, and Alvogen will not submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and if the Parties are unable to agree, the matter shall be referred to the Executive Steering Committee. Alvogen shall delete from the proposed disclosure any Confidential Information of Pfenex upon the request of Pfenex. Alvogen shall delay any proposed disclosure to allow Pfenex sufficient time for the drafting and filing of a patent application directed to any patentable subject matter identified by Pfenex in such proposed disclosure. The Parties agree to take all reasonable steps to address and resolve a notice of objection by Pfenex within thirty (30) days of receipt of such notice. Once any such abstract or manuscript is accepted for publication, Alvogen shall provide Pfenex with a copy of the final version of the manuscript or abstract.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1 Representations and Warranties of Pfenex. Pfenex hereby represents and warrants to Alvogen as of the Effective Date as follows:

(a) Organization and Good Standing. Pfenex is duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority required to conduct its business as presently conducted.

(b) Authority. Pfenex has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Pfenex of this Agreement and the performance by Pfenex of its obligations hereunder have been duly authorized by all requisite corporate action of Pfenex and no other action on the part of Pfenex or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by Pfenex of this Agreement.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Pfenex and constitutes the legal, valid and binding obligation of Pfenex, enforceable against Pfenex in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization,

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d) Non-Contravention. The execution and delivery of this Agreement by Pfenex and the performance by Pfenex of its obligations hereunder, including the grant of the Product License pursuant to Article II, does not and will not (i) violate any provision of the organizational documents of Pfenex, (ii) conflict with or violate any Applicable Law applicable to Pfenex or any of its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Pfenex is a party or by which any of its properties or assets are bound, in each case that are necessary for Pfenex’s performance of its obligations or grant of rights to Alvogen hereunder, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Pfenex.

(e) No Commissions. Pfenex is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Alvogen shall be made responsible or shall become obligated to pay for any reason.

(f) No Litigation. There is no Action against Pfenex or any of its Affiliates or that has been brought by Pfenex or any of its Affiliates which is pending or, to Pfenex’s Knowledge, threatened in writing, and, to Pfenex’s Knowledge, there is no investigation of Pfenex or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect Pfenex’s development activities for Product in the Territory, the Product in the Territory or the conduct of the Business in the Territory, or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority in the Territory.

(g) Compliance with Law. Pfenex and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to its conduct of the Business or its ownership or use of Product in the Territory.

(h) No Competing Products. Neither Pfenex nor its Affiliates currently owns, in-licenses or is in the process of in-licensing a Competing Product in any stage of development or Commercialization or currently has any ongoing program to develop or acquire such a Competing Product. Pfenex has not out-licensed or otherwise granted rights to any Third Party under any Pfenex Technology with respect to Product or a Competing Product, in each case in the Territory.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) Pfenex Technology.

(i) Pfenex Controls the Pfenex Patents listed in the Product Memo, and Pfenex has not granted any rights to any Third Party under the Pfenex Technology that conflicts with the rights granted to Alvogen hereunder. None of the Pfenex Patents is or has been the subject of any pending Action or, to Pfenex’s Knowledge, the subject of any threatened Action with respect to inventorship challenges, interferences, reissues, reexaminations, inter partes review, post grant review, supplemental review, invalidation, opposition, cancellation, abandonment or any order or decree of any Governmental Authority restricting the use of such Pfenex Patent in connection with Product.

(ii) Neither Pfenex nor any of Pfenex’s Affiliates has received written notice from any Third Party claiming that the practice of the Pfenex Technology or its conduct of the Business infringes any patent claim of any Third Party or misappropriates or makes any unauthorized use of any Intellectual Property of any Third Party.

(iii) To Pfenex’s Knowledge, no Third Party is infringing, misappropriating or making any unauthorized use of any Pfenex Technology in the Territory with respect to a Competing Product, and there is no Action or investigation in contemplation of an Action by Pfenex pending or threatened against any Third Party related to the Pfenex Technology in the Territory with respect to a Competing Product.

(iv) None of the Pfenex Technology is subject to any outstanding decree, order, judgment or stipulation of a Governmental Authority against Pfenex, its Affiliates or, to Pfenex’s Knowledge, any other Person restricting in any manner the conduct of the Business.

(v) There are no contracts pursuant to which Pfenex in-licenses or otherwise has rights under any Intellectual Property of any Third Party that is material to the Business or the operation thereof.

(vi) To Pfenex’s Knowledge, Pfenex owns or has received all licenses or otherwise has sufficient rights with respect to the Pfenex Technology necessary for Pfenex to comply with the terms of this Agreement.

(vii) The Pfenex Expression Technology is not necessary for the conduct of the Business, but in the event it is necessary, Pfenex has the right to license or sublicense the Pfenex Expression Technology to Alvogen or any of its Affiliates, without any obligation of Alvogen to make any payment of money, royalties or other consideration in connection with the operation of the Business, including Alvogen’s operation thereof after termination of this Agreement pursuant to Section 10.2(a)(iii); and

(viii) Pfenex has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information included in the Pfenex Patents and has taken legally adequate measures to protect the Know-How that is Controlled by Pfenex that is or would be material to the Business, in the case of all such steps or measures, that are consistent with the practices of the biotechnology industry, and all of Pfenex’s employees, contractors and consultants who were or are engaged in the development or invention of any Pfenex Technology

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

have entered into written agreements with Pfenex validly and irrevocably assigning to Pfenex all rights, title and interests in and to such Pfenex Technology (or all such rights, title and interests have or are vested in Pfenex as a matter of law).

(j) Debarment. Neither Pfenex nor any of its Affiliates, nor, to Pfenex’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

(k) No Adverse Findings. To Pfenex’s Knowledge, there is no event, discovery, fact, development, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect, only taking into consideration information reasonably available as of the Effective Date, on the Development Plan or on the ability to obtain Regulatory Approval for, manufacture, commercialize, promote, import, market, offer for sale, sell or distribute Product in the Territory during the Term. To Pfenex’s Knowledge, Pfenex has disclosed to Alvogen all material information (or such information is available in Pfenex’s public filings) with respect to the Product and the Business.

Section 9.2 Representations and Warranties of Alvogen. Alvogen hereby represents and warrants to Pfenex as of the Effective Date as follows:

(a) Organization and Good Standing. Alvogen is duly incorporated, validly existing and in good standing under the laws of Malta, with all requisite corporate power and authority required to conduct its business as presently conducted;

(b) Authority. Alvogen has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Alvogen of this Agreement and the performance by Alvogen of its obligations hereunder have been duly authorized by all requisite corporate action of Alvogen and no other action on the part of Alvogen or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by Alvogen of this Agreement;

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Alvogen and constitutes the legal, valid and binding obligation of Alvogen, enforceable against Alvogen in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights, and (ii) general principles of equity;

(d) Non-Contravention. The execution and delivery of this Agreement by Alvogen and the performance by Alvogen of its obligations hereunder does not and will not (i) violate any provision of the organizational documents of Alvogen, (ii) conflict with or violate any Applicable Law applicable to Alvogen or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification,

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Alvogen is a party or by which any of its properties or assets are bound, in each case that are necessary for Alvogen’s performance of its obligations or grant of rights to Pfenex hereunder, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Alvogen;

(e) No Commissions. Alvogen is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Pfenex shall be made responsible or shall become obligated to pay for any reason;

(f) No Litigation. There is no Action against Alvogen or any of its Affiliates or that has been brought by Alvogen or any of its Affiliates which is pending or, to Alvogen’s Knowledge, threatened in writing, and, to Alvogen’s Knowledge, there is no investigation of Alvogen or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Product or the conduct of the Business, or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority;

(g) Debarment. Alvogen represents and warrants that neither it nor any of its Affiliates, nor, to Alvogen’s Knowledge, any of its Subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual; and

(h) No Competing Products. Neither Alvogen nor its Affiliates currently owns or is in the process of in-licensing a Competing Product in any stage of development or Commercialization or currently has any ongoing program to develop or acquire such a Competing Product.

Section 9.3 Covenants.

(a) Debarment by Pfenex. If, during the Term, Pfenex or any of its Affiliates, subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to Pfenex or such Affiliate, subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Pfenex shall immediately notify Alvogen, and, if such occurrence materially and adversely affects Pfenex’s ability to perform its obligations hereunder or Alvogen’s ability to develop, obtain Regulatory Approvals for, manufacture or Commercialize, Product in the Territory, then such occurrence shall be deemed a material breach of this Agreement and Alvogen shall have the right to terminate this Agreement pursuant to Section 10.2(b)(i).

(b) Debarment by Alvogen. If, during the Term, Alvogen or any of its Affiliates, Subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to Alvogen or such Affiliate, Subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Alvogen shall immediately notify Pfenex, and if such occurrence materially and adversely affects Alvogen’s ability to perform its obligations hereunder, then such occurrence shall

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be deemed a material breach of this Agreement and Pfenex shall have the right to terminate this Agreement pursuant to Section 10.2(a)(i).

(c) Assignment of Product Inventions. Each Party shall maintain valid and enforceable agreements with all persons and entities acting by or on behalf of such Party or its Affiliates under this Agreement which require such Persons to assign to such Party their entire right, title and interest in and to all Product Inventions made by such Person in connection with their activities under this Agreement.

Section 9.4 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTIONS 9.1 AND 9.2, PFENEX AND ALVOGEN EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT AND PFENEX TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9.5 Insurance.

(a) To provide sufficient protection to both Pfenex and Alvogen, Pfenex and Alvogen will each, individually, at its own cost and expense, obtain and maintain in full force and effect, during the Term, the following lines of insurance and specified limits:

(i) Commercial General Liability (including Premises Operations). The policy must be on an occurrence form and include the following limits: Each Occurrence: $1,000,000; General Aggregate: $2,000,000 for bodily injury and property damage. This policy shall also include coverage for (a) broad form contractual liability, (b) premises / operations liability and (c) personal and advertising injury liability.

(ii) Commercial Umbrella Liability. This policy must include the following limits: Occurrence Limit: $4,000,000; Aggregate Limit $4,000,000. This coverage shall be in excess of the Commercial General Liability limits set forth in Section 9.5(a)(i).

(iii) Product Liability Insurance. Beginning with the First Commercial Sale of the Product in the Territory, limits of at least $15,000,000 per occurrence and $15,000,000 in aggregate. This policy must be maintained and in full force and effect for an additional three (3) years following the termination or expiration of this Agreement.

(b) Insurance for each Party shall be primary and non-contributory to any insurance or self-insurance maintained by the other Party. Each Party shall be named as an additional insured within the other Party’s products liability and general liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured Party’s indemnity obligations under this Agreement. All of the aforementioned lines can be satisfied via any combination of primary, excess or umbrella insurance coverage. Upon execution of this Agreement and upon written request thereafter, each Party shall provide the other Party with an insurance certificate evidencing the required insurance limits in this Section 9.5. Each Party shall provide thirty (30) days’ notice to the other Party prior to any cancellation or material change to the required insurance policies. All insurance companies utilized by a Party to meet the

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

requirements herein must have an A.M. Best Rating of “A-, VII” or better. Each Party may self-insure all or any portion of the insurance requirements in this Section 9.5 during any given Annual Period, as long as such self-insuring Party has earnings before interest, tax depreciation and amortization expense of at least $100,000,000 on the basis of such Party’s Accounting Standards for the immediately preceding Annual Period. Additional insured status obligations will operate in the same manner, whether insurance is carried through third parties or through self-insurance.

ARTICLE X

TERM; TERMINATION

Section 10.1 Term. This Agreement shall become effective on the Effective Date and continue until the earlier of (i) ten (10) years following the First Commercial Sale in the Territory, or (ii) the date this Agreement is terminated in accordance with Section 10.2 (such shorter period, the “Initial Term”). The Agreement shall be renewed automatically for a subsequent ten (10) year period (“Subsequent Term”, and together with the Initial Term, the “Term”) automatically, unless the Parties agree not to renew the Agreement. Beginning twelve (12) months prior to the expiration of the then-current Term and notwithstanding Section 2.4, (a) at either Party’s request, the Parties shall meet to discuss extensions of such Term in good faith and (b) at Pfenex’s request and expense, Alvogen shall provide reasonable support to Pfenex to obtain duplicate of the MAA Approval in the Territory; provided, however, that Pfenex may not Commercialize Product in the Territory under Pfenex’s resulting MAA until after expiration of such Term.

Section 10.2 Termination.

(a) Notwithstanding anything contained herein to the contrary, Pfenex may terminate this Agreement in its entirety:

(i) upon ninety (90) days’ prior written notice to Alvogen if Alvogen has materially breached this Agreement (with the specific nature of such breach being identified in such notice) and Alvogen fails to cure such breach within such ninety (90) day period; provided, however, that the failure to timely pay any payment obligation that is subject to a good faith Dispute shall not be deemed a material breach of this Agreement;

(ii) immediately upon written notice to Alvogen following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Alvogen, the assignment for the benefit of creditors of the assets of Alvogen or the entry of an order for relief (or similar ruling or proceeding) under applicable bankruptcy or insolvency laws against Alvogen;

(iii) upon written notice to Alvogen based upon Safety Reasons. If Alvogen disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and Pfenex’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process;

(iv) as provided in Section 4.4(c);

(v) as provided in Section 4.4(d); or

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(vi) upon written notice to Alvogen if (A) Alvogen or any of its Affiliates or Sublicensees, directly or indirectly, researches, develops, seeks or obtains MAA Approval or any other Regulatory Approval in the Territory for (or takes any actions directed thereto), manufactures, markets, imports, offers for sale, sells or otherwise Commercializes (including through a distributor or other Third Party) any Competing Product in the Territory between the Effective Date and the fifth (5th) anniversary of the Effective Date or authorizes or assists (including by investing in or otherwise providing funding to) any Third Party to do any of the foregoing or (B) Alvogen or any of its Affiliates or Sublicensees files an MAA or other Regulatory Approval in the Territory with respect to any Competing Product after the fifth (5th) anniversary of the Effective Date or authorizes or assists (including by investing in or otherwise providing funding to) any Third Party to do any of the foregoing.

(b) Notwithstanding anything contained herein to the contrary, Alvogen may terminate this Agreement in its entirety:

(i) upon ninety (90) days’ prior written notice to Pfenex, if Pfenex has materially breached of this Agreement (with the specific nature of such breach being identified in such notice) and Pfenex fails to cure such breach within such ninety (90) day period;

(ii) immediately upon written notice to Pfenex following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Pfenex, the assignment for the benefit of creditors of the assets of Pfenex or the entry of an order for relief (or similar ruling or proceeding) under applicable bankruptcy or insolvency laws against Pfenex;

(iii) upon written notice to Pfenex based upon Safety Reasons. If Pfenex disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and Alvogen’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process;

(iv) upon twelve (12) months’ prior written notice to Pfenex for any or no reason, beginning one (1) year after the First Commercial Sale in the Territory;

(v) as provided in Section 4.4(c); or

(vi) as provided in Section 4.4(d).

(c) Notwithstanding anything contained herein, Alvogen shall promptly notify Pfenex of delivery or receipt of any termination notice of a Sublicensing Agreement and reason for delivery or receipt of such termination notice. If termination notice of Sublicensing Agreement is not attributable to Sublicensee (e.g., Sublicensee’s breach, insolvency, MAA application for Competing Product, or Force Majeure affecting Sublicensee), then Alvogen shall inquire of Sublicensee’s interest to negotiate and execute the New Agreement or supply agreement directly with Pfenex and:

(i) If Alvogen’s Sublicensee shows interest in negotiation and execution of the New Agreement with Pfenex within thirty (30) days of the notice to Pfenex

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pursuant to Section 10.2(c), Pfenex and Sublicensee shall initiate discussions with the aim of execution of such agreement within hundred and twenty (120) days. If Pfenex and Sublicensee sign the New Agreement or supply agreement, this Agreement shall be deemed terminated and termination consequences stipulated in Section 10.6 shall apply; or

(ii) If Sublicensing Agreement is terminated due to Alvogen’s breach and Alvogen’s Sublicensee does not respond within thirty (30) days to offer of negotiation and execution of the New Agreement, or Pfenex and Alvogen’s Sublicensee do not sign the New Agreement or supply agreement, then (i) this Agreement shall remain in effect, and (ii) Sublicensee shall retain rights stipulated in Section 10.8, provided that Sublicensee has agreed that the obligations stipulated in Section 10.8 of this Agreement are binding on it.

Section 10.3 General Effects of Expiration or Termination.

(a) If (i) Alvogen or Pfenex has no interest in extension of cooperation after expiry of this Agreement pursuant to Section 10.1, or (ii) Alvogen receives a termination notice from Pfenex pursuant to Section 10.2(a), or (iii) Alvogen delivers a termination notice to Pfenex pursuant to Section 10.2(b), except if Pfenex delivers termination notice due to breach of this Agreement by Alvogen’s Sublicensee, then, in each case, Alvogen shall notify Sublicensee on lack of interest of continuation of cooperation, or termination notice and inquire of Sublicensee’s interest to discuss execution of the New Agreement or supply agreement directly with Pfenex. If Sublicensee does not respond within thirty (30) days, or confirms lack of interest in negotiating the New Agreement or supply agreement, this Agreement shall be terminated in line with Section 10.2. However, if Alvogen’s Sublicensee shows interest in execution of agreement with Pfenex within such thirty (30) day period, Pfenex and Sublicensee shall initiate discussions with the aim of execution of such agreement within hundred and twenty (120) days. If Pfenex and Sublicensee sign the New Agreement or supply agreement, this Agreement shall be terminated and termination consequences stipulated in Section 10.6 shall apply.

(b) Except as otherwise expressly provided in this Article X, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

(c) Notwithstanding anything contained in this Agreement to the contrary, in no event shall the expiration or termination of this Agreement affect any Party’s obligation to pay any amounts owed to any other Party as of the time of such expiration or termination or release either Party of any other obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(d) Upon the expiration or termination of this Agreement, Articles I, XI and XII and Sections 3.3(d) (for the period specified therein), 4.6 (inclusive, with respect to the period prior to the effective date of termination), 4.8 (for the period specified therein), 4.9 (with respect to the period prior to the effective date of termination), 5.5 (with respect to any Product sold before termination), 6.2, 8.1 (for a period of five (5) years after the effective date of termination) 8.6 (for a period of twelve (12) months after the effective date of termination), 9.4, 9.5(a)(iii) (for the

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period specified therein), 10.1(b), 10.3, 10.4 and 10.5 (in the circumstances provided therein) shall survive and remain in effect.

Section 10.4 Additional Effects of Termination. If this Agreement is terminated pursuant to Section 10.2(a)(i) (Alvogen breach), Section 10.2(a)(ii) (Alvogen Insolvency), Section 10.2(a)(iv), Section 10.2(a)(vi), Section 10.2(b)(ii) (Pfenex Insolvency), Section 10.2(b)(iv) (One Year Notice), or Section 10.2(b)(v), then:

(a) Transition Assistance. At Pfenex’s sole election, either (x) subject to Current Manufacturer’s or contract manufacturer’s consent (to the extent required under the applicable contract manufacturing agreement), Alvogen shall assign all then-current contract manufacturing agreements to Pfenex with such Current Manufacturer(s) or contract manufacturer(s) or (y)(i) Alvogen shall cooperate with Pfenex or its designee(s) to facilitate the transition of the development and manufacture, if any, and Commercialization of Product in the Territory to Pfenex or its designee(s) after the notice of termination of this Agreement, (ii) upon request by Pfenex, Alvogen shall transfer to Pfenex some or all quantities of any unlabeled Product in its or its Affiliates’ possession or control, within thirty (30) days of Alvogen’s receipt of such request; provided, however, that Pfenex shall pay Alvogen the actual cost that Alvogen incurred to acquire the quantities so provided to Pfenex, and (iii) upon Pfenex’s request, the Executive Steering Committee shall promptly (but in any event not more than thirty (30) days after such request) meet and establish a transition plan to implement the transition of the development, manufactures and Commercialization of Product in the Territory to Pfenex or its designee(s). For the sake of clarity if Pfenex does not make such request, Alvogen shall be entitled to sell off remaining stock of the Products within 6 months from termination of this Agreement. Accordingly, Alvogen shall take all actions reasonably necessary, and cooperate with Pfenex or its designee(s), to facilitate a smooth, orderly and prompt transition so that Pfenex or its applicable designee is reasonably enabled and has control over any ongoing development, manufacture and Commercialization of Product in the Territory.

(b) Regulatory Materials.

(i) Alvogen shall, and shall cause its Affiliates and Sublicensee(s) to covenant (and Pfenex shall be a third party beneficiary thereof), to promptly assign and transfer to Pfenex all Regulatory Materials and Regulatory Approval(s) for Product in the Territory that are held or controlled by or under authority of Alvogen, its Affiliates or Sublicensee(s), and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Materials and Regulatory Approval(s) to Pfenex and Pfenex shall assume all obligations, including pharmacovigilance obligations, under all Applicable Laws with regard to such Regulatory Materials and Regulatory Approval(s);

(ii) Alvogen shall cause each of its Affiliates and Sublicensees to covenant (and Pfenex shall be a third party beneficiary thereof) to transfer all such Regulatory Materials and Regulatory Approval(s) to Pfenex;

(iii) If Applicable Law prevents or delays the transfer of ownership or possession of Regulatory Materials of Regulatory Approval for Product to Pfenex, Alvogen shall grant, and does hereby grant, and shall cause any Affiliate or Sublicensee to covenant (and Pfenex

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shall be a third party beneficiary thereof) to grant, to Pfenex an exclusive (except as to Alvogen to the extent necessary to comply with Applicable Laws) and irrevocable right of access and reference to such Regulatory Materials and Regulatory Approval(s), and shall cooperate fully to make the benefits of such Regulatory Materials and Regulatory Approval(s) available to Pfenex or its designee(s); and

(iv) Alvogen shall provide to Pfenex copies of all such Regulatory Materials and Regulatory Approval(s).

(c) Costs and Expenses. Except as expressly provided herein, each Party shall perform its obligations under this Section 10.4 at its own costs.

Section 10.5 Additional Effects of Specific Terminations. If this Agreement is terminated pursuant to Section 10.2(a)(iii) and Pfenex has exercised its final resolution authority under Section 7.4(b)(i) with respect to the underlying Safety Reasons, then (i) no payments under Section 4.4 shall be due for any Gross Profit (or associated Net Sales) occurring after the effective date of such termination, (ii) the Product License shall become perpetual and irrevocable (provided, however, that such irrevocability shall not limit the remedies available to any Party hereunder for breach of this Agreement), (iii) Pfenex shall have no obligation to indemnify Alvogen under clause (f) of Section 11.1 with respect to any activities after the effective date of such termination, and (iv) Alvogen’s indemnification obligations under clauses (e) and (f) of Section 11.2 shall not be subject to the limitations set forth in Section 11.4. and in the case of clause (f) no portion of such Losses shall be allocated to Pfenex under Section 11.5, and (v) Alvogen or its Sublicensee shall retain all Regulatory Approvals.

Section 10.6 Additional Effects of Specific Terminations. If this Agreement is terminated pursuant to Section 10.2(a)(v), Section 10.2(b)(vi), or Section 10.2(c)(i) the last sentence of Section 10.3(a), then at Pfenex’s sole election, either (x) subject to Current Manufacturer’s or contract manufacturer’s consent (to the extent required under the applicable contract manufacturing agreement), Alvogen shall assign all then-current contract manufacturing agreements to Pfenex with such Current Manufacturer or contract manufacturer(s) or (y)(i) Alvogen shall cooperate with Pfenex and Sublicensee to facilitate the transition of the manufacture for the Territory to Pfenex or Sublicensee, as per Pfenex’s instructions, (ii) upon Pfenex’s request, the Executive Steering Committee shall promptly (but in any event not more than thirty (30) days after such request) meet and establish a transition plan to implement the transition of manufacture of Product for the Territory to Pfenex or Sublicensee, (iii) Alvogen shall cease use of all Regulatory Materials and Regulatory Approvals for Product in the Territory that are held or controlled by or under authority of Alvogen and its Affiliates and will return such Regulatory Materials to Pfenex, (iv) if Regulatory Approvals are held or controlled by or under authority of Sublicensee and its Affiliates, all issues pertaining to such Regulatory Approvals will be regulated by the New Agreement, (v) Alvogen shall have no obligation to request cancellation, transfer or any other activity from Sublicensee, (vi) Sublicensee shall be authorized to continue use of the Regulatory Materials pursuant to provisions of the New Agreement, (vii) Alvogen shall have no obligation to request cease of use, return of Regulatory Materials, or any other activity with respect to such Regulatory Materials, and (viii) Alvogen shall have the same rights as Pfenex in Sections 4.5, 4.6, 4.7, 4.8 and 4.9 with respect to Royalties which shall be payable to Alvogen pursuant to Section

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4.4(d) and Pfenex shall comply with requirements from these Sections in respect of Royalty, which shall survive termination of this Agreement for the period for which Royalty shall be payable by Pfenex to Alvogen.

Section 10.7 Additional Effects of Expiry. If this Agreement expires pursuant to Section 10.1, then (i) Alvogen or its Sublicensee shall retain the Regulatory Approvals, (ii) the Product License shall be terminated, (iii) Alvogen shall transfer all Regulatory Materials to Pfenex or its designee, (iv) the Product License shall terminate and Alvogen hereby covenants, and will cause each of its Affiliates and Sublicensees to covenant (and Pfenex shall be a third party beneficiary thereof), that it will not exercise any rights under the Product License and (v) Alvogen and its Affiliates and Sublicensees shall be permitted to sell any remaining inventory of Products in the Territory in accordance with this Agreement (as long as any payments received in connection with such sale shall be subject to any payments owed to Pfenex under Article 4).

Section 10.8 Effects of Termination of the Sublicensing Agreement. The following terms shall apply only if Sublicensing Agreement is terminated due to Alvogen’s breach and Pfenex and Alvogen’s Sublicensee do not execute the New Agreement or supply agreement, then: (i) Alvogen’s Sublicensee shall retain ownership of the Product Trademark in the Territory and the Regulatory Approvals, (ii) the Product License shall be terminated in its entirety, (iii) Alvogen’s Sublicensee shall immediately return the Regulatory Materials and all other Confidential Information to Alvogen, (iv) the Product License shall terminate and Alvogen’s Sublicensee shall covenant, and will cause each of its Affiliates and sublicensees to covenant (and Alvogen and Pfenex shall be a third party beneficiary thereof), that it will not exercise any rights under the Product License, (v) Alvogen’s Sublicensee shall be entitled to sell remaining stock of the Products, (vi) at Pfenex’s request, (A) Alvogen shall assign all right title and interest in and to the Backup MAA Approval or (B) Alvogen’s Sublicensee shall provide full support to Pfenex in obtaining duplicate MAA Approval for the Product and (vi) Pfenex shall be entitled to reference to all Regulatory Approvals and any and all documents submitted to the Regulatory Authorities hereunder for the purpose of obtaining and maintaining of the duplicate MAA Approval for the Product in the Territory.

ARTICLE XI

INDEMNIFICATION AND LIABILITY LIMITS

Section 11.1 Indemnification by Pfenex. Pfenex shall indemnify, defend and hold harmless (collectively, “Indemnify”) Alvogen, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Alvogen Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from suits, claims, actions and demands, in each case, brought by a Third Party (each, a “Third Party Claim”) against any Alvogen Indemnitee arising out of (a) any breach by Pfenex of any of its obligations or representations and warranties hereunder, (b) the negligence, recklessness or willful misconduct by Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (c) any violation by

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Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives of any Applicable Law applicable to the performance of Pfenex’s obligations under this Agreement, (d) development of the Product, actions performed pursuant to Section 3.1, or the performance under this Agreement, in each case by Pfenex or any of its employees, agents, or Affiliates, (e) Commercialization of the Product by Pfenex or any of its employees, agents, Affiliates or licensees outside of the Territory, or (f) the allocated portion (allocated in accordance with Section 11.5) of any claims based upon product liability, bodily injury, death or property damage relating to Product sold in the Territory during the Term. Pfenex’s obligation to Indemnify the Alvogen Indemnitees pursuant to this Section 11.1 shall not apply to the extent such Losses are attributable to a cause or event described in Section 11.2. This Section 11.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.2 Indemnification by Alvogen. Alvogen shall Indemnify Pfenex, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Pfenex Indemnitees”) from and against any and all Losses resulting from Third Party Claims against any Pfenex Indemnitee arising out of (a) any breach by Alvogen of any of its obligations or representations and warranties hereunder, (b) the negligence, recklessness or willful misconduct by Alvogen or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (c) any violation by Alvogen or any of its Affiliates and any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Alvogen’s obligations under this Agreement, (d) regulatory actions, actions performed pursuant to Section 3.2, or the performance under this Agreement, in each case by Alvogen or any of its employees, agents, or Affiliates, (e) Commercialization of Product by Alvogen or any of its employees, agents, Affiliates or Sublicensees inside of the Territory (other than claims based upon product liability, bodily injury, death or property damage relating to Product, which are allocated in clause (f) of this Section 11.2 and clause (f) of Section 11.1), or (f) the allocated portion (allocated in accordance with Section 11.5) of any claims based upon product liability, bodily injury, death or property damage relating to Product sold in the Territory during the Term. Alvogen’s obligation to Indemnify the Pfenex Indemnitees pursuant to this Section 11.2 shall not apply to the extent such Losses are attributable to a cause or event described in Section 11.1. This Section 11.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.3 Indemnification Procedure.

(a) The Party seeking indemnification under this Article XI (the “Indemnified Party”) agrees to give prompt written notice (the “Indemnification Notice”) to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim, or the commencement of any proceeding in respect of which indemnity may be sought under this Article XI; provided that the failure of an Indemnified Party to promptly notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless and to the extent the Indemnifying Party demonstrates that it is materially prejudiced by the Indemnified Party’s failure to give timely notice.

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(b) If the Indemnifying Party does not object to any claim or claims made in the Indemnification Notice in a written objection (the “Indemnification Objection”) prior to the expiration of twenty (20) Business Days from the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party shall be deemed not to object to the information contained within the Indemnification Notice. If the Indemnifying Party delivers an Indemnification Objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute for twenty (20) Business Days after the Indemnifying Party’s receipt of such Indemnification Objection. If no resolution is reached, the dispute shall be resolved in accordance with the provisions of Section 12.4 and Section 12.5.

(c) The Indemnifying Party, if it so elects, may assume and control the defense of a Third Party Claim at the Indemnifying Party’s expense and shall consult with the Indemnified Party with respect thereto, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the claim that the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief, or (ii) involves criminal or quasi-criminal allegations; provided further that Alvogen shall be entitled to assume and control (subject to Pfenex having the right to participate and comment) the defense of Third Party Claims relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) as if it was the Indemnifying Party for such claim. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has specifically agreed in writing otherwise, or (B) the Indemnifying Party has failed to assume the defense and employ counsel (in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the Indemnifying Party otherwise has an obligation to indemnify the Indemnified Party for the related Third Party Claim). If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (I) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party, and no admission of fault or culpability on behalf of any Indemnified Party, and (II) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). If the Indemnifying Party does not assume or is not controlling the defense of a Third Party Claim for any reason, then the Indemnified Party may retain counsel of its own choosing, at the expense of the Indemnifying Party, and assume and control the defense of such Third Party Claim, and the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no obligations with respect to any Losses resulting from the Indemnified Party’s admission, settlement or other communication without the

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prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

Section 11.4 Limitations on Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows (except as provided in Section 10.5):

(a) Annual Deductible. The Alvogen Indemnitees shall only be entitled to indemnification pursuant to this Article XI (excluding claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) for Losses incurred in a given Annual Period to the extent the aggregate amount of such Losses incurred by the Alvogen Indemnitees in such Annual Period and for which the Alvogen Indemnitees are entitled to indemnification pursuant to this Article XI (excluding Losses relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) exceeds [***]% of the aggregate amount paid by Alvogen to Pfenex in such Annual Period. The Pfenex Indemnitees shall only be entitled to indemnification pursuant to this Article XI (excluding claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) for Losses incurred in a given Annual Period to the extent the aggregate amount of such Losses incurred by the Pfenex Indemnitees in such Annual Period and for which the Pfenex Indemnitees are entitled to indemnification pursuant to this Article XI (excluding Losses relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) exceeds [***]% of the aggregate amount paid by Alvogen to Pfenex hereunder in such Annual Period.

(b) Annual Cap. The aggregate amount of Losses incurred by the Alvogen Indemnitees in a given Annual Period for which the Alvogen Indemnitees shall be entitled to indemnification pursuant to this Article XI (excluding Loss claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) shall be limited to an amount equal to [***]% of the aggregate amount paid by Alvogen to Pfenex hereunder in such Annual Period. The aggregate amount of Losses incurred by the Pfenex Indemnitees in a given Annual Period for which the Pfenex Indemnitees shall be entitled to indemnification pursuant to this Article XI (excluding Loss claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) shall be limited to an amount equal to [***]% of the aggregate amount paid by Alvogen to Pfenex hereunder in such Annual Period.

(c) No Special or Indirect Damages. Except as arising out of a failure of a Party to pay any amount owed hereunder, or arising as the result of the fraud by a Party, or arising from breach of a Party’s confidentiality obligations in Sections 8.1-8.3 or obligations under Section 2.4, neither Party, nor any of their respective Affiliates, directors, members, officers, employees, subcontractors or agents, shall have, under any legal theory (including contract, negligence and tort liability), any liability to any other Party for any consequential, special, indirect, incidental or punitive damages arising out of or related to breach of this Agreement.

(d) Net of Insurance, Third-Party Recoveries and Tax Benefits. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds actually received by an Indemnified Party from an insurance carrier, Tax benefits, indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Losses incurred by such Indemnified

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Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, Tax benefits, indemnity payments or any third party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries (but not Tax benefits, which shall only result in a one-time reduction in Losses at the time provided for below) are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. For purposes of this Section 11.4(d), any Indemnified Party will be deemed to realize a Tax benefit in respect of any Losses incurred to the extent that the liability for cash income Taxes of the Indemnified Party in the taxable period during which such Losses are incurred (calculated with such Losses excluded) exceeds the actual liability for cash income Taxes of the Indemnified Party for such taxable period (calculated with such Losses included). If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnifying Party, such Indemnified Party shall assign to the Indemnifying Party all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise but only up to the amount of such indemnification payment.

(e) Mitigation of Losses. An Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article XI. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.

Section 11.5 Product Liability Allocation. All Losses relating to the indemnity provisions contained in clause (f) of Section 11.2 and clause (f) of Section 11.1 shall be allocated between Alvogen and Pfenex such that Pfenex bears the Pfenex Profit Share (as in effect in the Quarterly Period when such Losses were incurred) of such Losses and Alvogen bears the remainder of such Losses.

Section 11.6 Cooperation. The Indemnified Party and Indemnifying Party shall cooperate in all reasonable respects in connection with the defense of any Third Party Action. At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party. Indemnifying Party and the Indemnified Party may, but are not obligated to, share materials that are privileged or otherwise protected from disclosure under applicable Law. To the extent the defense of any Action presents the need for understanding of materials that are privileged or otherwise protected from disclosure,

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Parties agree to act in good faith in considering entry into a common interest agreement (or similar agreement) that would facilitate these protected materials to be shared in furtherance of defending the Action.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from the causes beyond the reasonable control of the affected Party, including: fire, floods, earthquake, tsunami, ice, tornado, hurricane, windstorm, eruption, explosion, sabotage or vandalism, embargoes, war, acts of war (whether war be declared or not), invasion, domestic or foreign terrorist act, act of a public enemy, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, shortages of materials, failure of utilities, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, an event of “Force Majeure”); provided that such affected Party shall provide the other Party with prompt written notice of the circumstances surrounding such a material failure or delay and will use Diligent Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement. For the avoidance of doubt, the occurrence of an event of Force Majeure shall not relieve any Party from fulfilling any obligation required hereunder; rather, the period for performance of such obligation shall be tolled during the occurrence of such Force Majeure.

Section 12.2 Notices. Any notice, request, approval or consent required or permitted to be given by any Party shall be in writing and shall be to the Parties at the addresses or facsimile number listed below, or such other address or facsimile number as such Party will have last given by notice to the other Party, and shall be deemed to have been sufficiently given when delivered in person, transmitted by electronic mail (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered mail, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing.

If to Pfenex, to:	Pfenex Inc.
10790 Roselle Street
San Diego, CA 92121
Attention: Patrick Lucy, Chief Business Officer
PKL@Pfenex.com

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Ian B. Edvalson
iedvalson@wsgr.com

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to Alvogen, to:	Alvogen Malta Research and Development
Malta Life Sciences Park, Sir Temi Zammit Buildings, Level 4, Building 1, San Gwann Industrial Estate, SGN 3000, Malta
Attention: Legal
[***]

With a copy to:	Latham & Watkins LLP
650 Town Center Drive 20th Floor
Costa Mesa, CA 92626
Attention: [***]
[***]

Section 12.3 Governing Law. This Agreement and all matters and disputes arising therefrom shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles.

Section 12.4 Internal Dispute Resolution. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement not otherwise resolved in accordance with Section 7.4(b) (a “Dispute”), prior to the initiation of arbitration as described in Section 12.5, the Dispute shall be submitted to the Chief Executive Officers (or their respective designees) of Alvogen and Pfenex, who shall use their good faith efforts to resolve the Dispute within ten (10) Business Days after notice is provided pursuant to Section 12.2. If any such Dispute is not resolved by the Chief Executive Officers or their designees within ten (10) Business Days after submission of such Dispute to such officers, then the Dispute shall be resolved in accordance with the arbitration procedure set forth in Section 12.5. For clarity, Disputes include disagreements regarding (a) the interpretation of this Agreement, and (b) the breach or alleged breach by a Party of its obligations under this Agreement and associated remedies and damages of a Party in the event of a breach of the Agreement by the other Party (and the structure and payment of any such damages).

Section 12.5 Arbitration.

(a) If the Parties are unable to resolve a Dispute under Section 12.4, then the Parties agree that all Disputes of any kind or nature (except those described in Section 12.5(c)) shall be resolved exclusively pursuant to the alternative dispute resolution terms and conditions set forth in Exhibit 12.5; provided that judgment upon any arbitral award may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The determination resulting from such alternative dispute resolution shall be final, binding and non-appealable for purposes of this Agreement. Nothing in Section 12.4 or this Section 12.5 shall limit any Party’s right to seek and obtain in any such alternative dispute resolutions any equitable relief to which such Party is entitled hereunder.

(b) Notwithstanding Section 12.4 and Section 12.5(a), an application for emergency or temporary injunctive relief by any Party shall not be subject to internal dispute

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

resolution under Section 12.4 or alternative dispute resolution under Section 12.5(a); provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to internal dispute resolution under Section 12.4 and alternative dispute resolution under Section 12.5(a), as applicable.

(c) Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent covering the manufacture, use or sale of Product or of any trademark rights relating to any Product shall be submitted to the Governmental Authority of competent jurisdiction in the country where such Patent or trademark exists.

Section 12.6 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement, nor the performance of any obligations under this Agreement, shall create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. No Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or such other Party’s Affiliates.

Section 12.7 Assignment. Neither Party may assign, transfer or sublicense any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that any Party may assign this Agreement, without such consent, (a) in whole or in part to an Affiliate of such Party, upon written notice to the other Party of such assignment, provided that such Party hereby guarantees the performance of any such Affiliate, or (b) in whole to any Third Party successor by merger, acquisition or sale of all or substantially all of such Party’s assets to which this Agreement relates, upon written notice to the other Party of any such assignment, provided that such Third Party shall assume the obligations and covenants of the assigning Party under this Agreement. Except as expressly provided in this Section 12.7, any attempted assignment or transfer of this Agreement shall be null and void. As a condition to the effectiveness of any permitted assignment of this Agreement, in whole or in part, the Assignee shall first agree in writing to the provision contained in Section 8.5(c). The Parties intend that Alvogen will assign its distribution and payment obligations hereunder to Alvogen, Inc. or another Affiliate of Alvogen.

Section 12.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; and by their signatures hereto, each Party intends to, and does hereby, become bound.

Section 12.9 Entire Agreement; Amendments. This Agreement, the Product Memo, the Common Interest Agreement, and the schedules and exhibits hereto and thereto, contain the entire understanding of the Parties with respect to the subject matter herein, and cancel all previous agreements (oral and written including the Prior LOI), negotiations and discussions, dealing with the same subject matter. The Parties, from time to time during the Term, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties. For clarity, this Agreement and the U.S. D&L Agreement are independent from each other.

Section 12.10 Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If any of the terms or provisions of this Agreement are in conflict with any Applicable Law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified so as to conform with such Applicable Law. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. If any exclusive remedy provided hereunder is determined to be unenforceable, then the Party entitled to such remedy shall in lieu thereof be entitled to such other remedies as are available to such Party under this Agreement or in law or equity under Applicable Law, subject in any case to the limitations imposed by, and other terms of, this Agreement.

Section 12.11 Waiver. No failure or delay on the part of any Party in either exercising or enforcing any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right shall have effect unless given in a signed writing. No waiver of any such right shall be deemed a waiver of any other right.

Section 12.12 English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version hereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

Section 12.13 Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement.

Section 12.14 Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The Parties hereby agree that no Party shall raise the execution of a facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

Section 12.15 Bankruptcy License Protection. Notwithstanding anything contained in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement (including without limitation the Product License) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the “royalties” (as such term is used in Section 365(n) of the Bankruptcy Code) to be paid under this Agreement are those payments described in Section 4.4 of this Agreement. Alvogen, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and upon commencement of a bankruptcy proceeding by or against Pfenex under the Bankruptcy Code, shall

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be entitled to a complete duplicate of, or complete access to (as Alvogen deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Alvogen (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Alvogen, unless Pfenex elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, upon the rejection of this Agreement by or on behalf of Pfenex, upon written request therefor by Alvogen, and each Party hereby acknowledges and agrees that the foregoing shall serve as its consent to such transfer of the intellectual property and all embodiments thereof. The foregoing provisions of this Section 12.15 are without prejudice to any rights Alvogen may have arising under the Bankruptcy Code or other Applicable Law.

Section 12.16 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 12.17 Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement.

Section 12.18 Expenses. Except as otherwise expressly set forth herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all obligations contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and other advisors.

Section 12.19 Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly contemplated by the terms of Article XI.

Section 12.20 Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party for which monetary damages may not be an adequate remedy and hereby agrees that, in the event of such breach or a threatened breach by any Party of any such obligations, the other Party suffering such harm shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction or specific performance, subject in any case to Sections 12.4 and 12.5, without the obligation to post any bond.

(The remainder of this page is intentionally left blank. The signature page follows.)

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

PFENEX INC.

By:	/s/ Eef Schimmelpennink
Name:	Eef Schimmelpennink
Title:	CEO

ALVOGEN MALTA (Out-Licensing) LTD.

By:	/s/ Edin Buljubasic
Name:	Edin Buljubasic
Title:	Director

[Signature Page to Development and License Agreement]

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 3.1

Development Plan

[***]

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 4.4(b)

Example of Pfenex Profit Share Calculation

[***]

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 8.7

Press Release

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Pfenex and Alvogen Expand Development and Commercialization Collaboration for PF708, a

Therapeutic Equivalent Candidate to Forteo®/Forsteo®, to the EU, MENA, and ROW

Distribution and Promotion by established regional players Theramex and Tamer Group (SAJA)

- - -

SAN DIEGO, February [XX], 2019 —Pfenex Inc. (NYSE American: PFNX) and Alvogen Ltd. today announced entering into agreements expanding their collaboration to develop and commercialize Pfenex’s lead product candidate, PF708, a proprietary teriparatide therapeutic equivalent candidate to Eli Lilly & Company’s Forteo®/Forsteo®, to the EU, to certain countries in Middle East and North Africa (MENA) the ROW territories (the latter defined as all countries outside of the EU, US and MENA, excluding Mainland China, Hong Kong, Singapore, Malaysia and Thailand).. This collaboration leverages Alvogen’s established international experience and expertise in regulatory, IP and supply chain activities, as well as its established network of specialty marketing and sales pharmaceutical companies in these regions. Subject to applicable regulatory approvals, PF708 will be commercialized in Europe and Switzerland by Theramex, a leading global specialty pharmaceutical company dedicated to Women’s Health, in MENA by SAJA, a Tamer Group company, and in ROW by Alvogen’s current and/or future commercialization partners. Under the terms of the agreements, Alvogen will be responsible for the local activities through Theramex, SAJA and its other commercialization partners and for overseeing any clinical development, regulatory, litigation, commercial manufacturing and commercialization. Pfenex will be eligible to receive additional upfront and milestone payments of $3.5 million for EU and MENA and additional potential milestone payments for ROW. For EU, MENA and ROW, Pfenex may also be eligible to receive a gross profit split of up to 60% on product sales, depending on geography and cost of goods sold.

“Collaborating with Alvogen in Europe, MENA and ROW centralizes the development, regulatory and commercialization activities of PF708 and leverages Alvogen’s global supply chain and market access experience to maximize potential of commercial success in these markets. Combining these operational capabilities with the favorable financial terms of the agreements, makes partnering on regional commercialization for PF708 the optimal strategy,” said Eef Schimmelpennink, Chief Executive Officer of Pfenex. “We believe working with Alvogen, coupled with the established and credible commercial partnerships with Theramex, Tamer Group (SAJA) and its other commercialization partners significantly enhances our commercialization strategy. We chose to expand our relationship with Alvogen on PF708 because the overall deal terms proposed were superior to the other regional players that we considered.”

“We continue to be excited by the market opportunity that PF708 offers as a therapeutic equivalent candidate to Forteo®. We believe this new collaboration in the EU, MENA and ROW will allow us to leverage our commercialization efforts in the U.S. and capture a larger piece of the teriparatide global market, which was approximately $1.6 billion in global sales in 2018,” stated Robert Wessman, Chief Executive Officer of Alvogen.

Anish Mehta, Chief Executive Officer at Theramex said, “As a leading women’s health company, we are delighted to be commercializing Pfenex’s proprietary teriparatide across Europe and Switzerland. The addition of teriparatide to our already broad portfolio of medications for the treatment of osteoporosis reinforces our commitment to helping women manage this potentially debilitating condition.”

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“As part of SAJA’s long-stated vision to strategically invest in long-term partnerships with global pharma/biotech companies to bring solutions to patients in the MENA region, we are thrilled to welcome Pfenex/Alvogen as our new collaborator to bring new solutions to patients in the MENA region,” stated Riad Fanus, CEO of SAJA..

PF708 is being developed as a therapeutic equivalent to Forteo®. In December 2018, we submitted our new drug application (NDA) for PF708 to the FDA and the FDA accepted the submission in February 2019, leading to potential launch in the U.S., if approved by regulators, as early as the fourth quarter of 2019, subject to regulatory approval and other factors. The NDA submission for PF708 is based on positive data from the PF708-301 Phase III clinical study announced in 2018, which showed comparable overall profiles between PF708 and Forteo after 24 weeks of daily injection in osteoporosis patients. In addition, the NDA includes data from the PF708-101 study, a single-dose, 2-way crossover study comparing the pharmacokinetics of PF708 and Forteo in healthy subjects.

About Alvogen

Alvogen is a global, privately owned pharmaceutical company focused on developing, manufacturing and selling generic, brand, over-the-counter brands (OTC) and biosimilar products for patients around the world. The company has commercial operations in 35 countries with 2,800 employees and operates four manufacturing and development hubs in the U.S., Romania, Korea and Taiwan. North America is Alvogen’s single largest market and other key markets include: South Korea, Russia, Romania, Hungary, Ukraine, Taiwan, Japan and China on top of this Alvogen covers rest of the world markets through strategic partnerships lead by B2B operation headquartered in Malta with the teams spread in the world. Learn more about Alvogen on www.alvogen.com.

About Pfenex Inc.

Pfenex is a clinical-stage development and licensing biotechnology company focused on leveraging its Pfēnex Expression Technology® to develop and improve protein therapies for unmet patient needs. Using the patented Pfēnex Expression Technology platform, Pfenex has created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Pfenex also uses its Pfenex Expression Technology platform to produce CRM197, a diphtheria toxoid carrier protein used in prophylactic and therapeutic vaccines. Pfenex’s lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and its novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the U.S. government. In addition, Pfenex is developing hematology/oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology, in collaboration with Jazz Pharmaceuticals. Furthermore, Pfenex’s pipeline includes biosimilar candidates to Lucentis® and Neulasta®.

Pfenex investors and others should note that Pfenex announces material information to the public about the Pfenex through a variety of means, including its website (http://www.pfenex.com/), its investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with its disclosure obligations under Regulation FD. Pfenex encourages its investors and others to monitor and review the information Pfenex makes public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

About Theramex

Theramex is a leading global specialty pharmaceutical company dedicated to women and their health. With a broad portfolio of innovative and established brands covering contraception, fertility, menopause and osteoporosis, the company supports women as they progress through the different stages of their life. Theramex broad portfolio of osteoporosis therapies includes Actonel®, Actonel GR®, Alpha D3® and Cacit®. For more information visit www.theramex.com

About Tamer (SAJA)

SAJA is a joint-venture between two leading Japanese Pharmaceutical companies, Astellas and Daiichi-Sankyo and the premier healthcare company, TAMER Group, managing a portfolio of more than USD 4.0 billion and serves many of the world leading pharmaceutical companies, SAJA is well established in the MENA region with two manufacturing facility in Saudi Arabia and Egypt and sales, marketing, regulatory, and supply chain teams effectively covering MENA Region.

Cautionary Note Regarding Forward-Looking Statement –

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s product candidates and the company in general, including future plans to advance, develop, manufacture and commercialize its product candidates in collaboration with Alvogen, Theramex, and Tamer; the potential benefits of the collaboration with Alvogen, Theramex, and Tamer; the possibility of the potential commercial US launch of PF708 as early as the fourth quarter of 2019; Pfenex’s expectations with respect to future market sizes for PF708 and the ability of Pfenex and its collaboration partners to capture a large piece of the market; and Pfenex’s expectations regarding potential future milestones and royalties with respect to PF708. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex’s ability to manage operating expenses; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; litigation and other proceedings regarding intellectual property rights, including potential future litigation by Eli Lilly and Company with respect to PF708; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Company Contact:

Susan A. Knudson

Chief Financial Officer

(858) 352-4324

sknudson@pfenex.com

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 12.5

Alternative Dispute Resolution

The Parties recognize that bona fide disputes as to certain matters may arise from time to time during the Term of this Agreement which relate to any Party’s rights or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must comply with Section 12.4 of the Agreement to which this is an exhibit. If the matter has not been resolved in accordance with such Section 12.4, a Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR in accordance with this Exhibit 12.5. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Unless either Party requests otherwise in writing within the fourteen (14) day period described in Paragraph 1 above, the issue shall be resolved in accordance with the Fast Track Mediation and Arbitration Rules of Procedure as administered by JAMS (formerly known as Judicial Arbitration and Mediation Services) (“JAMS”) by a single arbitrator appointed in accordance with such rules and subject to the provisions of Paragraphs 3 - 13 below.

3. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding (each, a “Neutral”). If the Parties are unable to agree on a mutually acceptable Neutral within such period, a Party may request the President of JAMS, 18881 Von Karman Ave., Suite 350, Irvine, CA 92612, to select a Neutral pursuant to the following procedures:

(a) JAMS shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of any Party or any of their Affiliates. Each candidate submitted by JAMS shall (i) be an attorney licensed to practice law for at least twenty (20) years in the United States; and (ii) have material legal or business experience in the pharmaceutical industry.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to JAMS within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to JAMS along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, JAMS immediately shall designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, JAMS may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, JAMS shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)–2(d) shall be repeated.

4. No earlier than forty-five (45) days or later than ninety (90) days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place in San Diego, California.

5. At least fourteen (14) days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed thirty (30) double-spaced pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 5(a)–5(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

6. The hearing shall be conducted on consecutive days and shall be governed by the following rules:

(a) Each Party shall be entitled to ten (10) hours of hearing time to present its case. The Neutral shall determine whether each Party has had the ten (10) hours to which it is entitled.

(b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony. Opening statements,

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

closing statements, rebuttal testimony and cross-examination time shall be charged against the Party conducting same.

(c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. Live videoconference or telephonic testimony will be permitted at the discretion of the Neutral. The Neutral shall have sole discretion with regards to the exercise of its subpoena powers to compel the attendance of witnesses and the production of documents from Third Parties. As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

7. Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

8. The Neutral shall rule on each disputed issue within twenty-one (21) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9. The Neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the Neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.

(b) If the Neutral rules in favor of one Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10. The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable to the extent allowed by Applicable Law, and may be entered as a final judgment in any court having jurisdiction.

11. Except as provided in paragraph 10 or as required by Applicable Law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information of both Parties. The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12. The Neutral may not award punitive damages. The Parties hereby waive the right to the award of punitive damages.

13. The hearings shall be conducted in the English language.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.